UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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Masonite International Corporation (Exact name of registrant as specified in its charter)

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NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
AND
PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2020

March 27, 2020

March 27, 2020
Dear Fellow Shareholder:
You are cordially invited to join Masonite International Corporation’s Board of Directors and senior leadership at the 2020 annual general meeting of shareholders, which will be held at 9:00 a.m. local time on Thursday, May 14, 2020 at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602.
The attached notice of the 2020 annual general meeting of shareholders and proxy statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2 and 4 and FOR "every year" in proposal 3 listed in the attached notice.
You may submit your proxy either by returning the enclosed proxy card or voting instruction form, to the extent you received hard copies of the proxy materials, or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.
Thank you for your continued support.
Robert J. Byrne
Chairman of the Board

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY GIVEN that an annual general meeting (the "Meeting") of the holders of common shares (the "Shareholders") of Masonite International Corporation, successor entity to Masonite Inc. and formerly known as Masonite Worldwide Holdings, Inc. (the "Company" or "Masonite") will be held at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602 on May 14, 2020 at the hour of 9:00 a.m. (Eastern Time) for the following purposes:
1.  TO ELECT Howard C. Heckes, Jody L. Bilney, Robert J. Byrne, Peter R. Dachowski, Jonathan F. Foster, Thomas W. Greene, Daphne E. Jones, George A. Lorch, William S. Oesterle, and Francis M. Scricco to the Board of Directors (the "Board");
2.  TO VOTE, on an advisory basis, on the compensation of our named executive officers as set forth in the Proxy Statement (as defined below);
3. TO VOTE, on an advisory basis, on the frequency of a shareholder vote on executive compensation;
4.  TO APPOINT Ernst & Young LLP, an independent registered public accounting firm, as the auditors of the Company through to the next annual general meeting of the Shareholders and authorize the Board of the Company to fix the remuneration of the auditors;
5.  TO RECEIVE the financial statements of the Company for the period ended December 29, 2019, together with the report of the auditors thereon; and
6.  TO TRANSACT such further or other business as may properly come before the Meeting or any postponement or adjournment thereof.
The Board recommends that you vote FOR each of the nominees listed in proposal 1 and FOR proposals 2 and 4, and FOR "every year" in proposal 3. The Proxy Statement provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.
DATED at Tampa, Florida this 27th day of March, 2020.
BY ORDER OF THE BOARD OF DIRECTORS
Robert E. Lewis
Senior Vice President,
General Counsel and Corporate Secretary
Masonite International Corporation

We presently intend to hold the Meeting in person. However we continue to monitor the situation regarding COVID-19 (Coronavirus) closely, taking into account guidance from the Center for Disease Control along with State and local authorities. The health and well-being of our various stakeholders is our top priority.
Accordingly, we are planning for the possibility that the annual meeting may be held solely by means of remote communication if we determine that it is not advisable to hold an in-person meeting or if we are otherwise restricted by the authorities. In the event the annual meeting will be held solely by remote communication, we will announce that fact as promptly as practicable, and details on how to participate will be issued by press release, posted on our website and filed with the U.S. Securities and Exchange Commission (the “SEC”) as additional proxy material. As always, we encourage you to vote your shares prior to the annual meeting.
PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET, OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD OR VOTING INSTRUCTION FORM.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on May 14, 2020: This Proxy Statement and our Annual Report are available free of charge on
http://investor.masonite.com/Investors/financial-reports/Annual-Meeting-Proxy-Statement/default.aspx

MASONITE INTERNATIONAL CORPORATION
PROXY STATEMENT
Unless otherwise indicated, or the context otherwise requires, "Company" or "Masonite" refers to Masonite International Corporation and its direct and indirect subsidiaries. Unless otherwise indicated, all dollar amounts are expressed in US dollars and references to "$" are to US dollars.
This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by Masonite’s Board of Directors (the “Board”) on behalf of Masonite, for use at the annual general meeting (the "Meeting") of holders ("Shareholders") of common shares ("Common Shares") of the Company to be held at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602 on May 14, 2020 at 9:00 a.m. (Eastern Time), and at all postponements or adjournments thereof, for the purposes set forth in the accompanying notice of the Meeting (the "Notice of Meeting").
In accordance with the rules of the Securities and Exchange Commission (the "SEC"), we sent a Notice of Internet Availability of Proxy Materials on or about March 27, 2020 to our Shareholders of record as of the close of business on March 16, 2020. We also provided access to our proxy materials over the Internet beginning on that date. If you received a Notice of Internet Availability of Proxy Materials by mail and did not receive, but would like to receive, a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
RECORD DATE; PROXIES; VOTING
Who Can Vote; Votes Per Share
The Board has set March 16, 2020 as the record date for the Meeting. At the Meeting, each Shareholder of record of Common Shares at the close of business on the record date will be entitled to vote on all matters proposed to come before the Meeting. Each such Shareholder of record will be entitled to one vote per Common Share on each matter submitted to a vote of Shareholders, as long as those shares are represented at the Meeting, either in person or by proxy.
The Company is authorized to issue an unlimited number of Common Shares and an unlimited number of special shares (the "Special Shares"). As of March 16, 2020, there were 24,723,744 Common Shares and no Special Shares outstanding.

How to Vote; Submitting Your Proxy; Revoking Your Proxy
You may vote your shares either by voting in person at the Meeting or by submitting a completed form of proxy in the manner described in this Proxy Statement. By submitting your form of proxy, you are legally authorizing another person to vote your shares. The persons specified on the enclosed form of proxy are officers of the Company. A registered Shareholder who wishes to appoint any person other than those specified on the enclosed form of proxy to represent him, her or it at the Meeting may do so by crossing out the persons named in the enclosed form of proxy and inserting such other person’s name in the blank space provided in the form of proxy or by completing another proper form of proxy. Such other person need not be a Shareholder. Please note that if you appoint as proxy any person other than those specified by the Company on your form of proxy and neither you nor your proxy attends the Meeting in person, then your shares will not be voted.
If your shares are not registered in your name but in the "street name" of a bank, broker or other holder of record (a "nominee"), then your name will not appear in Masonite’s register of Shareholders, and you are considered a "Beneficial Holder". Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares, provided, in most cases, that you provide your voting instructions to your nominee. If your shares are held in street name, please refer to the information from your bank, broker or other nominee on how to provide your voting instructions, which includes the applicable deadlines. Beneficial Holders may vote shares held in street name at the Meeting only if they obtain a signed proxy from the registered holder (bank, broker or other nominee) giving the Beneficial Holder the right to vote the shares and bring it to the Meeting.
To be valid, forms of proxy submitted by registered holders must be deposited at the offices of American Stock Transfer & Trust Company, LLC (the "Agent"), 6201 15th Avenue, Brooklyn, New York 11219, so as not to arrive later than 9:00 a.m. (Eastern Time) on May 13, 2020, or be provided, at the Meeting, to the chair of the Meeting (the "Chair of the Meeting"). If the Meeting is adjourned, forms of proxy must be deposited at the Agent 48 hours (excluding Saturdays, Sundays and holidays) before the time set for any reconvened meeting at which the forms of proxy are to be used, or be provided, at the Meeting, to the Chair of the Meeting or any reconvened meeting.

The document appointing a proxy must be in writing and completed and signed by a Shareholder or his or her attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Instructions provided to the Agent by a Shareholder must be in writing and completed and signed by the Shareholder or his or her attorney authorized in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized. Persons signing as officers, attorneys, executors, administrators, and trustees or similar appointment should so indicate and provide satisfactory evidence of such authority.
Your proxy is revocable. A registered Shareholder that has submitted a form of proxy may revoke the proxy: (i) by completing and signing a form of proxy bearing a later date and depositing it as aforesaid; or (ii) by depositing an instrument in writing executed by the Shareholder or by his or her attorney authorized in writing: (A) at the registered office of the Company at any time up to and including the last business day preceding the day of the applicable Meeting, or any adjournment thereof, at which the proxy is to be used, or (B) with the Chair of the Meeting at the Meeting or any adjournment thereof. A Beneficial Holder that has given instructions to his, her or its nominee with respect to the voting of Common Shares may instruct the nominee to thereafter revoke the relevant proxy in accordance with the instructions provided to the Beneficial Holder by his, her or its bank, broker or other nominee.
Even if you plan to attend the Meeting, we encourage you to vote in advance so that your vote will be counted if you later decide not to attend the Meeting. Voting your proxy by the Internet, telephone or mail will not limit your right to vote at the Meeting if you later decide to attend in person, subject to compliance with the foregoing requirements.
How Your Proxy Will be Voted; Discretionary Authority of Proxies
The persons named in the accompanying form of proxy will vote the Common Shares in respect of which they are appointed, on any ballot that may be called for, in accordance with the instructions of the Shareholder as indicated in the form of proxy. If a Shareholder signs and returns a proxy card, but does not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board, as follows:

•FOR the election of Howard C. Heckes, Jody L. Bilney, Robert J. Byrne, Peter R. Dachowski, Jonathan F. Foster, Thomas W. Greene, Daphne E. Jones, George A. Lorch, William S. Oesterle, and Francis M. Scricco to the Board to fill these positions as described under the heading "Election of Directors."
•FOR the approval, on an advisory basis, of the executive compensation paid by Masonite to its Named Executive Officers included in this Proxy Statement as described under the heading "Advisory Vote on Executive Compensation."
•FOR the option of "every year" as the frequency with which Shareholders are provided an advisory vote on the compensation of the Named Executive Officers included in the Proxy Statement as described under the heading "Advisory Vote on Frequency of Shareholder Vote on Executive compensation."
•FOR the appointment of Ernst & Young LLP, an independent registered public accounting firm, as auditors of the Company and to authorize the Board to fix the auditor’s remuneration as described under the heading "Appointment of Independent Registered Accounting Firm."
If any other matters are properly brought up at the Meeting (other than the proposals contained in the Notice of Meeting and Proxy Statement), then the named proxies will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Meeting other than the proposals contained in the Notice of Meeting and Proxy Statement. If a Shareholder votes via the Internet or by telephone, his, her or its electronic vote authorizes the named proxies in the same manner as if the Shareholder signed, dated and returned a proxy card by mail.

Quorum; Votes Necessary to Pass Resolutions
Pursuant to the Articles of the Company, a quorum for the transaction of business at the Meeting is at least 3 persons who are, or who represent by proxy, unrelated Shareholders, holding in the aggregate at least 15% of the Common Shares entitled to be voted at the Meeting. For purposes of determining a quorum, abstentions and broker "non-votes" present in person or by proxy are counted as represented. A broker "non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. Under current New York Stock Exchange ("NYSE") rules, your broker will not have discretion to vote your uninstructed shares with respect to Proposals 1, 2 and 3. Your broker will have discretion to vote your uninstructed shares on Proposal 4 (appointment of Ernst & Young LLP as the auditors of the Company and Board authorization to fix its remuneration).
The matters being considered and voted on at the Meeting are subject to differing standards for approval as follows:
•Proposal no. 1 is the election of directors. Each Shareholder may, in respect of each Common Share held, cast one vote with respect to each vacancy on the Board. There is no cumulative voting for the election of Directors. Each Shareholder should indicate its decision in respect of each nominee by voting "FOR" the nominee or "WITHHOLD" voting for the nominee. Those nominees receiving the most votes will be elected as Directors until all vacancies are filled. If the number of nominees for election is equal to the number of vacancies to be filled, then all such nominees will be declared elected by acclamation. Notwithstanding the foregoing, our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the Shareholder vote.
•Proposal no. 2 (advisory vote on executive compensation) and no. 3 (advisory vote on frequency of vote on executive compensation) are ordinary resolutions of the Shareholders, and will each be considered approved upon an affirmative vote of a majority (in excess of 50%) of the votes cast on the matter by Shareholders at the Meeting represented in person or by proxy. Notwithstanding the approval or non-approval of these resolutions, they are advisory in nature and are non-binding.

•Proposal no. 4 (appointment of Ernst & Young LLP as the auditors of the Company and Board authorization to fix its remuneration) is an appointment. Each Shareholder may cast a vote "FOR" or "WITHHOLD" voting for Ernst & Young LLP as auditor, and their appointment is dependent on no other independent registered public accounting firm being put forward at the Meeting and receiving more "FOR" votes than them.
Abstentions and broker "non-votes" will not be counted as votes cast and will not affect the voting results for any of the above-noted matters.
Solicitation of Proxies; Tabulation of Votes
The Company will bear the cost of soliciting proxies on its behalf. Our directors, officers and employees may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. We will not be specially compensating our directors, officers and employees for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of our Common Shares. American Stock Transfer & Trust Company, LLC will act as our Scrutineer at the Meeting and assist us in tabulating the votes.

ELECTION OF DIRECTORS (PROPOSAL 1)
Chief Executive Officer Succession
On December 17, 2018 we announced that Frederick J. Lynch planned to retire as the President and Chief Executive Officer of the Company by the end of the second quarter of 2019 and that Mr. Lynch also planned to leave the Board in connection with his retirement. Mr. Lynch retired as the President and Chief Executive Officer of the Company on June 2, 2019 and resigned from the Board on the same date. After a thorough search that considered both internal and external candidates, Howard C. Heckes was appointed as President and Chief Executive Officer of the Company and to its Board of Directors on June 3, 2019.
General
At the Meeting, ten Directors are to be elected. Each of the nominees set forth below currently serves as a Director of Masonite. The nominees for Director receiving a plurality of the votes cast at the Meeting will be elected Directors. Notwithstanding the foregoing, our Corporate Governance Guidelines set forth our procedures if a director is elected to the Board in an uncontested election but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation following certification of the Shareholder vote. The Corporate Governance and Nominating Committee is required to consider all relevant factors and make recommendations to the Board with respect to any such letter of resignation. The Board is required to take action with respect to this recommendation within 90 days after the certification of the election results.
Each nominee elected as a Director will continue in office until the 2021 annual general meeting of Shareholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. We do not expect any of the nominees will be unable to stand for election or be unable to serve if elected. If any nominee becomes unable to serve or withdraws his or her name as a nominee, proxies may be voted for the election of such other person as the Board may designate or the number of directors may be reduced accordingly.
The following table sets forth the names of, and certain information for, the individuals proposed to be nominated for election as Directors. All of the nominees are members of the current Board of the Company. Biographies for each nominee, which include a summary of each nominee’s present principal occupation and recent employment history, are set out below.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE DESCRIBED BELOW AS DIRECTOR.

Name and Province of Residence	Principal Occupation	Date Appointed as a Director
HOWARD C. HECKES	President and Chief Executive Officer of Masonite	June 2019
JODY L. BILNEY(3)(4) Louisville, KY	Corporate Director	January 2014
ROBERT J. BYRNE(4) Winter Park, FL	Executive Chairman of Source2, Inc. and Corporate Director	June 2009
PETER R. DACHOWSKI(1)(2)(4)(5) Berwyn, PA	Senior Adviser, Graham Partners and Corporate Director	July 2013
JONATHAN F. FOSTER(1)(4)(5) New York, NY	Managing Director of Current Capital Partners LLC and Corporate Director	June 2009
THOMAS W. GREENE(3)(4) Short Hills, NJ	Corporate Director	February 2018
DAPHNE E. JONES(1)(4) Miami Beach, FL	Corporate Director	February 2018
GEORGE A. LORCH(2)(3)(4) Naples, FL	Corporate Director	June 2009
WILLIAM S. OESTERLE(2)(4) Indianapolis, IN	Chief Executive Officer, tMap, L.L.C.	February 2018
FRANCIS M. SCRICCO(2)(3)(4) Boston, MA	Corporate Director	June 2009

(1) Member of the Audit Committee.
(2) Member of the Human Resources and Compensation Committee.
(3) Member of the Corporate Governance and Nominating Committee.
(4) Independent member of the Board as defined under applicable NYSE listing standards.
(5) Audit Committee financial expert.

Biographies
The present principal occupations and recent employment history of each of the Directors nominated for election at the Meeting above are as follows:
Howard C. Heckes, (age 55) has served as President and Chief Executive Officer of Masonite and as a Director of Masonite since June 2019. Mr. Heckes joined Masonite from Energy Management Collaborative where he served as Chief Executive Officer since 2017. From 2008 to 2017, Mr. Heckes served in a variety of operations roles at Valspar Corporation, now a subsidiary of The Sherwin-Williams Company, most recently overseeing Valspar's industrial coatings portfolio. Prior to joining Valspar, Mr. Heckes held various leadership roles at Newell Rubbermaid, including President of Sanford Brands and President of Graco children's Products.

Jody L. Bilney, (age 58) has served as a Director of Masonite since January 2014. Ms. Bilney served as the Chief Consumer Officer of Humana, Inc., a health insurance provider specializing in care delivery and health plan administration, from April 2013 until her retirement in December 2019. Prior to that, she served in various senior executive marketing roles with Bloomin’ Brands, Inc. from 2006 through March 2013, most recently serving as Executive Vice President and Chief Brand Officer. Prior to joining Bloomin’ Brands, she held senior executive positions with Openwave Systems, Inc., Charles Schwab & Co., Inc., and Verizon Communications, Inc.
Robert J. Byrne, (age 58) has served as a Director of Masonite since June 2009 and has been Chairman of the Board of Masonite since July 2010. Mr. Byrne became the Executive Chairman of Source2, Inc., which specializes in assisting clients with high volume recruiting, in January 2019.  Mr. Byrne was the founder and served as the President of Power Pro-Tech Services, Inc., which specializes in the installation, maintenance, and repair of emergency power and solar photovoltaic power systems, from 2002 until it was sold in 2017. Power Pro-Tech was Mr. Byrne’s fourth start-up. His other entrepreneurial ventures have been in telecommunications, private equity and educational software. From 1999 to 2001, Mr. Byrne was Executive Vice President and Chief Financial Officer of EPIK Communications, a start-up telecommunications company which merged with Progress Telecom in 2001 and was subsequently acquired by Level3 Communications. Having begun his career in investment banking, Mr. Byrne served as Partner at Advent International, a global private equity firm, from 1997 to 1999 and immediately prior to that, from 1993 to 1997, served as a Director of Orion Capital Partners. Mr. Byrne serves as a director of NextEra Energy Partners, L.P. (“NEP”).  He rejoined the NEP Board in December 2018 after having served as a director there from July 2014 through April 2017.
Peter R. Dachowski, (age 71) has served as a Director of Masonite since July 2013. Mr. Dachowski spent 35 years with both CertainTeed Corporation, a North American manufacturer of exterior and interior residential and commercial building envelope construction products, and its parent company Saint-Gobain, most recently serving as CertainTeed’s Chairman and CEO from 2004 to 2011. Prior to rejoining CertainTeed, he served as President of Saint-Gobain’s worldwide insulation business and as a member of Saint-Gobain’s Global Corporate Management Committee from 1996 to 2011. He was employed by The Boston Consulting Group as a Consultant and Engagement Manager from 1973 to 1976 after beginning his career as a Financial Analyst with the Treasury Department of Exxon Corporation in 1971. Mr. Dachowski is currently a Senior Advisor to Graham Partners, a middle-market private equity firm, and an advisor to other private equity firms and hedge funds on potential investments in the building products field.

Jonathan F. Foster, (age 59) has served as a Director of Masonite since June 2009. Mr. Foster is the founder and a Managing Director of Current Capital Partners LLC, a mergers and acquisitions advisory, corporate management services and private equity investing firm. Previously, from 2007 until 2008, Mr. Foster served as a Managing Director and Co-Head of Diversified Industrials and Services at Wachovia Securities. From 2005 until 2007, he served as Executive Vice President Finance and Business Development of Revolution LLC. From 2002 until 2004, Mr. Foster was a Managing Director of The Cypress Group, a private equity investment firm and from 2001 until 2002 he served as a Senior Managing Director of Bear Stearns & Co. From 1999 until 2000, Mr. Foster served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer of ToysRUs.com, Inc. Previously, Mr. Foster was with Lazard for over ten years in various positions, including as a Managing Director. Mr. Foster currently serves as a Director of Lear Corporation, Berry Global, Inc. and Five Point Holdings, LLC and was formerly a Director of Sabine Oil & Gas from 2015 to 2016 and Chemtura Corporation from 2009 to 2017.
Thomas W. Greene, (age 53), has served as a Director of Masonite since February 2018. Mr. Greene served in various information technology roles for Colgate-Palmolive, a worldwide consumer products company, from 2002 until his retirement in September 2018, including Chief Information & Business Services Officer beginning in 2012, Chief Information Officer from 2007 to 2012, Vice President – Global Development from 2005 to 2007, and Vice President – Global Information Technology – Americas from 2002 to 2005. Prior to joining Colgate-Palmolive, he served in various information technology roles with Honeywell International from 1996 to 2002 and Mars, Inc. from 1990 to 1996.
Daphne E. Jones, (age 62) has served as a Director of Masonite since February 2018. Ms. Jones served as the Senior Vice President – Digital/Future of Work for GE Healthcare, the healthcare business of GE, from May 2017 to October 2017. Prior to that she served as the Senior Vice President - Chief Information Officer for GE Healthcare Diagnostic Imaging and Services since August 2014. Prior to joining GE Healthcare, Ms. Jones was the Senior Vice President, Chief Information Officer for Hospira, Inc., a provider of pharmaceuticals and infusion technologies, from October 2009 through June 2014. Previously she served as Chief Information Officer at Johnson & Johnson from 2006 to 2009 and served in various information technology roles with Johnson & Johnson from 1997 through 2006. Ms. Jones began her career in sales and systems engineering at IBM. Ms. Jones currently serves as a Director of AMN Healthcare and Barnes Group Inc.

George A. Lorch, (age 78) has served as a Director of Masonite since June 2009. Mr. Lorch spent over 37 years with Armstrong World Industries, Inc., which designs and manufactures flooring and ceilings. From 1993 to 1994 Mr. Lorch served as the Chief Executive Officer and President of Armstrong World Industries, Inc. and from 1994 to 2000, he served as Chairman, Chief Executive Officer and President. In 2000, he became Chairman and Chief Executive Officer of Armstrong Holdings, Inc. and upon retirement at the end of 2000, he was named Chairman Emeritus. He served on the Board of Autoliv Inc. from 2003 until 2017, the Board of Pfizer Inc. from 2000 until 2015, and the Board of WPX Energy from 2011 to 2018.
William S. Oesterle, (age 54) has served as a Director of Masonite since February 2018. Mr. Oesterle is the founder of tMap, L.L.C., a data science company, and has served as its Chief Executive Officer since 2017. Prior to that, Mr. Oesterle served as the Executive Chairman of OurHealth, L.L.C., a third party provider of on-site primary care clinics, from 2016 to 2017. Mr. Oesterle was the co-founder of Angie’s List and served as its Chief Executive Officer from 1999 to 2015 and on its Board from 1995 to 2015. Prior to joining Angie’s List, Mr. Oesterle was a partner with CID Equity Partners, a Midwest-based venture capital firm from 1994 to 1998. Mr. Oesterle has served on the Board of The National Bank of Indianapolis Corporation since 2007.
Francis M. Scricco, (age 70) has served as a Director of Masonite since June 2009. Prior to joining our Board, Mr. Scricco was with Avaya, Inc., a global business communications provider, where he served as Senior Vice President, Global Services from March 2004 to February 2007 and subsequently as Senior Vice President, Manufacturing, Logistics and Procurement until his retirement in October 2008. Prior to joining Avaya, Inc., he was employed by Arrow Electronics as its COO from 1997 to 2000 and then as its President and CEO from 2000 to 2002. Mr. Scricco’s first operating role was as a General Manager for General Electric. He began his career with The Boston Consulting Group in 1973. Mr. Scricco is currently Chairman of the Board of Visteon Corporation, a global automotive supplier and was a Director of Tembec, Inc., an integrated forest products company, from 2008 to 2017.
Director Qualifications
The Board seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively. Consistent with the Company’s Corporate Governance and Nominating Committee charter, in identifying candidates for membership on the Board, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. We believe that the backgrounds and qualifications of the Directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.
When determining whether our current Directors have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, our Board focused primarily on our longer-tenured Directors’ contributions to our success in recent years, the specific expertise that the more recently elected Directors have and are expected to continue to contribute, and on the information discussed in the biographies set forth under "Election of Directors-Biographies." With respect to Ms. Bilney, the Board considered her extensive marketing and branding experience with highly successful companies such as Humana, Inc. With respect to Mr. Byrne, our Board considered in particular his financial, investment banking and transactional experience and his proven entrepreneurial and operational skills in the industrial serves industry. With respect to Mr. Dachowski, our Board considered in particular his extensive financial and building products industry experience. With respect to Mr. Foster, our Board considered in particular his experience as a Chief Financial Officer and member of the audit committee and board of directors of public companies, as well as his financial, investment banking and transactional experience. With respect to Mr. Greene, our Board considered his extensive experience with information technology, digital, cyber-security matters and shared services functions. With respect to Ms. Jones, our Board considered her extensive experience with information technology, digital and cyber-security matters. With respect to Mr. Lorch, our Board considered in particular his extensive management expertise and board experience at public companies, including serving as non-executive chairman of Pfizer and as a Director, Chairman and Chief Executive Officer of a public company in the building products industry. With respect to Mr. Heckes, our Board considered in particular his current role as our Chief Executive Office and his extensive management expertise. With respect to Mr. Oesterle, the Board considered his extensive entrepreneurial, e-commerce, and digital experience as well as his extensive management experience as a Chief Executive Officer of a public company. With respect to Mr. Scricco, our Board considered in particular his extensive management experience, including as Chief Executive Officer of an electronics distribution business, his prior public-company board experience, his strategy consulting experience, and his familiarity with product marketing, distribution channels and branding.

Process for Shareholders to Recommend Director Nominees
Pursuant to its charter, the Corporate Governance and Nominating Committee will evaluate candidates for nomination to the Board, including those recommended by Shareholders on a substantially similar basis as it considers other nominees, as described above. Shareholders wishing to propose a candidate for consideration may do so by submitting the proposed candidate’s name, age, business address and residential address, principal occupation or employment, and certain other information required by our Articles, to the attention of our Corporate Secretary in accordance with our Articles and the Business Corporations Act (British Columbia) ("BCBCA"). Please note that our Articles require that timely notice be provided by any Shareholder who proposes director nominations for consideration at a Shareholders’ meeting, in addition to other requirements. See “Shareholder Proposals For 2021 Annual Meeting” below. All recommendations for nomination received by the Corporate Secretary that satisfy the requirements of our Articles and the BCBCA relating to such director nominations will be presented to the Corporate Governance and Nominating Committee for its consideration.

CORPORATE GOVERNANCE; BOARD AND COMMITTEE MATTERS
Board Structure and Director Independence
Our business, property and affairs are managed under the direction of our Board, which has ten Directors. Our Board has determined, after considering all the relevant facts and circumstances, that all of the Directors other than Mr. Heckes, our President and Chief Executive Officer, are independent, as "independence" is defined by the listing standards of the NYSE, because they have no direct or indirect material relationship with us (either directly or as a partner, Shareholder or officer of an organization that has a relationship with us) that would cause the independence requirements of the NYSE listing standards to not be satisfied, and otherwise meet the NYSE listing standards. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer, Chief Financial Officer and other officers, by reviewing materials provided to them, by visiting our offices and facilities, and by participating in meetings of the Board and its committees. We currently separate the roles of Chief Executive Officer and Chairman of the Board. This structure properly reflects our belief that our Shareholders’ interests are best served by the day-to-day management direction of the Company under Mr. Heckes, as President and Chief Executive Officer, together with the leadership of our Chairman of the Board, Mr. Byrne.
Meetings of the Board
In 2019 there were five meetings of the entire Board and 19 committee meetings. All incumbent Directors attended at least seventy-five percent (75%) or more of the meetings of the Board and of the committees on which they served during the portion of the year that they served as directors. Absent extraordinary circumstances, we expect all Directors and nominees to attend our annual meetings of Shareholders. All Directors who were nominated as directors for election at the 2019 meeting attended the meeting.
Executive Sessions
As required by the NYSE listing standards, non-employee Directors meet by themselves, without management or employee-Directors present, at regularly scheduled in-person Board meetings, meetings of the committees of the Board and telephonic meetings, as appropriate. The Chairman of the Board, Mr. Byrne, or the Chair of the committee, as applicable, presides at these meetings.

Board Committees; Membership
We currently have the following committees: Audit Committee, Human Resources and Compensation Committee, and Corporate Governance and Nominating Committee, each of which has the responsibilities and composition described below. The Board has adopted charters for each of these committees describing the authority and responsibilities delegated to each committee by the Board. All committee charters are available at our website, www.masonite.com, and available in print to any shareholder without charge, upon request to Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, FL 33602 Attention: Corporate Secretary, or by calling (800) 895-2723.
Audit Committee
The Audit Committee currently consists of Jonathan F. Foster (Chair), Peter R. Dachowski and Daphne E. Jones. The Audit Committee met eight times in 2020. Each member of our Audit Committee is independent under applicable NYSE listing standards and meets the standards for independence required by U.S. securities law requirements applicable to public companies, including Rule 10A-3 of the Securities Exchange Act of 1934 (the "Exchange Act"). Each member is financially literate under applicable NYSE listing standards and our Board has determined that each of Mr. Foster and Mr. Dachowski is qualified as an audit committee financial expert within the meaning of applicable SEC regulations. The Audit Committee oversees and evaluates and, where necessary or advisable, makes recommendations as to the quality and integrity of the financial statements of the Company, the internal control and financial reporting systems of the Company, the compliance by the Company with legal and regulatory requirements in respect of financial disclosure, the qualification, independence and performance of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit functions. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work of the independent registered public accounting firm (including oversight of the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing audit reports or performing other audit, review or attest services for the Company, subject to any applicable approvals required from our Board or our Shareholders.

Human Resources and Compensation Committee
The Human Resources and Compensation Committee currently consists of Francis M. Scricco (Chair), George A. Lorch, Peter R. Dachowski and William O. Oesterle. The Human Resources and Compensation Committee met seven times in 2019. Each member of our Human Resources and Compensation Committee is independent under applicable NYSE listing standards and qualifies as a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act. The Human Resources and Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation and succession planning for the executive officers and other managerial employees and the establishment and administration of employee benefits plans. The Human Resources and Compensation Committee also exercises all authority under the Company’s employee equity incentive plans, subject to any applicable approvals required from our Board or our Shareholders. The Human Resources and Compensation Committee may delegate its authority as it deems appropriate to a subcommittee composed of one or more members. The Human Resources and Compensation Committee has utilized Frederic W. Cook & Co. ("FW Cook”) as its independent consulting firm since 2010. For a discussion concerning the processes and procedures for considering and determining executive and director compensation and the role of executive officers and the compensation consultant in determining or recommending the amount or form of executive and director compensation, see "Compensation Discussion and Analysis" beginning on page 31 and "Director Compensation" beginning on page 23.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee currently consists of George A. Lorch (Chair), Francis M. Scricco, Jody L. Bilney and Thomas W. Greene. The Corporate Governance and Nominating Committee met four times in 2020. Each member of our Corporate Governance and Nominating Committee is independent under applicable NYSE listing standards. The Corporate Governance and Nominating Committee reviews and, as it deems appropriate, recommends to the Board policies and procedures relating to Director and Board committee nominations and corporate governance policies, oversees compliance with the Company’s ethics training and compliance programs, reviews policies with respect to risk assessment and risk management and provides oversight for risk management processes, assists in overseeing and monitoring the Company's approach to environmental and social responsibility matters and strategies related to corporate citizenship and sustainability, reviews with management the Company's strategies and processes related to information security and technology risks (including cybersecurity), and establishes and administers the process related to assessment of board, committee and individual Director performance.
Board Role in Oversight of Risk and Environmental and Social Matters
Management has responsibility for managing overall risk to the enterprise. A management risk committee meets quarterly to assess identified risks and steps being taken to appropriately mitigate risk. The Audit Committee reviews the guidelines and policies governing the process by which risk assessment and risk management are managed by management with the oversight of the Corporate Governance and Nominating Committee. The Audit Committee also reviews the Company’s major financial risk exposures and management’s actions to monitor and control such exposures. The Board has delegated to the Corporate Governance and Nominating Committee the primary responsibility for overseeing our risk management framework and methods for identifying and managing management's adherence to the framework, including periodic review of the structure and effectiveness of our management risk committee. In overseeing our risk management framework the Corporate Governance and Nominating Committee, together with management, considers the risks and opportunities that impact the long-term sustainability of the Company's business model, including environmental and social matters, and whether our business strategy is consistent with the Company's risk appetite. The Human Resources and Compensation Committee conducts a compensation plan risk assessment in order to ensure that our compensation plans focus on growth in shareholder value without incentivizing undue risk. Our Board receives reports from the committees and periodically assesses the enterprise-level risks that face the Company from a strategic point of view and reviews options for risk mitigation.
Commitment to Sustainability and Corporate Responsibility
The Board of Directors and the Company's management recognize the importance of environmental and social (“E&S”) matters and how they impact our stakeholders, including our shareholders, customers, employees, suppliers, and the communities in which we operate. We believe that good business, economic growth, and management of environmental and social matters go hand-in-hand. In light of the continued importance of these matters, we are developing a multi-year road map to enhance our environmental and safety programs and disclosures, including assessing potential risks and opportunities of climate change. Our Board of Directors oversees management performance on behalf of our shareholders to ensure that the long-term interests of our shareholders are being served and to monitor adherence to Masonite’s standards and policies relating to corporate responsibility.
We are committed to conducting operations and activities in a manner that provides and maintains safe and healthful working conditions, protects the environment and conserves natural resources. We are also committed to the continual improvement of our management of environmental matters and our environmental, health and safety programs. In 2018, we added formal responsibility for E&S matters to the Corporate Governance and Nominating Committee charter, and management has presented to the Board or the Corporate Governance and Nominating Committee on environmental and social initiatives such as safety, business continuity, and environmental matters. In addition, in 2019, we published our inaugural Corporate Responsibility Highlights Report. To view this report and for more information about our sustainability and corporate citizenship programs, please visit the Investor Relations section of our website at www.masonite.com.
Corporate Governance Guidelines and Code of Ethics
Our Board has adopted corporate governance guidelines. Our Corporate Governance Guidelines reflect the principles by which we operate. From time to time, the Corporate Governance and Nominating Committee and the Board review and revise our Corporate Governance Guidelines in response to evolving best practices as appropriate. We have also adopted a Values Guide/Code of Conduct (the "Code of Conduct"), which applies to all of our Directors, officers and employees. We have posted and intend to continue to post any amendments to or waivers from our Code of Conduct on the Corporate Governance documents page our website to the extent applicable to our CEO, CFO, Corporate Controller, and any other officer who may function as a Chief Accounting Officer or a Director. Our Corporate Governance Guidelines, the Code of Conduct, and other information are available at our website, www.masonite.com, and such information is available in print to any Shareholder without charge, upon request to Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, FL 33602, Attention: Corporate Secretary, or by calling (800) 895-2723.

Compensation Committee Interlocks and Insider Participation
During fiscal 2019, Messrs. Scricco, Lorch, Dachowski and Oesterle served on the Human Resources and Compensation Committee. During fiscal 2019, no member of our Human Resources and Compensation Committee was an employee or officer or former officer of Masonite or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our Human Resources and Compensation Committee during fiscal 2019.
Certain Relationships and Related Party Transactions
The Company’s Related Person Transaction Policy defines a "Related Person Transaction" as any transaction that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K in which the Company was or is to be a participant, the amount involved exceeds $120,000, and in which any Related Person had or will have a direct or indirect material interest, other than an employment relationship or transaction involving an executive officer and any related compensation. A "transaction" includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangement or relationships. A "Related Person" is (i) any person who is, or at any time since the beginning of the last fiscal year, was an executive officer, a director or a director nominee of the Company; (ii) a security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities at the time of occurrence or existence of the Related Person Transaction; and (iii) a person who is an immediate family member of any of the foregoing persons (the term "immediate family" shall include any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons).
Under the Related Person Transaction Policy, each Related Person Transaction must be approved or ratified in accordance with the guidelines set forth in the policy by the Corporate Governance and Nominating Committee or by the disinterested members of the Board. In considering whether to approve or ratify any Related Person Transaction, the Corporate Governance and Nominating Committee or the disinterested members of the Board, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction. Additionally, any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Human Resources and Compensation Committee of the

Board or recommended by the Human Resources and Compensation Committee to the Board for its approval. In considering whether to approve or ratify any Related Person Transaction, the Corporate Governance and Nominating Committee or the disinterested members of the Board, as the case may be, shall consider all factors that in their discretion are relevant to the Related Person Transaction. There were no transactions, or currently proposed transactions, considered to be a Related Person Transaction since the beginning of our last fiscal year and through the date of this Proxy Statement.
Communications with Directors
Interested parties, including Shareholders, may contact the Chairman of the Board or one or more members of the Board or its committees by writing to them at: Board of Masonite International Corporation, c/o Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, Florida 33602.
Policy on Hedging and Pledging our Securities
We have a trading policy that prohibits all Directors, officers, employees and Company consultants from: (i) engaging in any derivative transactions in our securities, such as trading in puts, calls, covered calls short positions or other derivative products involving our securities other than options and stock appreciation rights under certain Company sponsored benefit plans, (ii) engaging in short sales of Company securities, (iii) engaging in any hedging transaction (including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company equity securities, and (iv) holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act, as amended, requires directors, executive officers and beneficial owners of more than ten percent (10%) of our Common Shares to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Shares. Based solely on our review of electronic filings with the SEC of such reports and written representations from our executive officers and directors that no Form 5 is required, we believe that all such reports were submitted on a timely basis during fiscal 2019 except for one report filed covering one transaction with respect to Mr. Tiejema which was filed one day late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following tables show the amount of our Common Shares beneficially owned as of March 16, 2020, by those known to us to beneficially own more than 5% of our Common Shares, by our Directors and named executive officers individually and by our Directors and all of our executive officers as a group.
The percentage of Common Shares outstanding provided in the tables are based on 24,723,744 outstanding as of March 16, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.
5% Owners:
Except as otherwise indicated below, based solely on filings made under Sections 13(d) and 13(g) of the Exchange Act as of March 16, 2020, the only Shareholders known to us to beneficially own more than 5% of any class of our voting securities are:

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Total Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
The Vanguard Group(1)	2,278,399	9.22%
Praesidium Investment Management Company, LLC(2)	2,163,242	8.75%
AllianceBernstein L.P.(3)	2,036,373	8.24%
ClearBridge Investments, LLC.(4)	1,999,801	8.09%
BlackRock, Inc.(5)	1,797,076	7.27%

(1) Based on the most recently available Schedule 13G/A filed with the SEC on February 12, 2020, as of December 31, 2019, the number of shares reported includes (a) 50,192 Common Shares over which The Vanguard Group ("Vanguard") has sole voting power (b) 2,227,292 Common Shares over which Vanguard has sole dispositive power, (c) 3,800 Common Shares over which Vanguard has shared voting power; and (d) 51,107 Common Shares over which Vanguard has shared dispositive power. The mailing address for the holder listed above is 100 Vanguard Blvd, Malvern, PA 19355.
(2) Based on the most recently available Schedule 13D filed with the SEC on March 11, 2020 as of March 9, 2020, Praesidium Investment Management Company, LLC ("Praesidium") in its capacity as investment manager to certain managed accounts and investment fund vehicles on behalf of investment advisory clients (collectively, the "Accounts"), has sole power to vote 2,036,552 of the Common Shares held in the Accounts and to dispose of 2,163,242 of the Common Shares held in the Accounts. As the managing members of Praesidium, each of Devin Oram and Peter Uddo may be .deemed to control Praesidium. The mailing address for the holder listed above is 1411 Broadway, 29th Floor, New York, NY 10018.
(3) Based on the most recently available Schedule 13G filed with the SEC on February 18, 2020, as of December 31, 2019, the number of shares reported includes (a) 1,712,542 Common Shares over which AllianceBernstein, L.P. ("AllianceBernstein") has sole voting power; and (b) 2,036,373 Common Shares over which AllianceBernstein has sole dispositive power. AllianceBernstein is a majority owned subsidiary of AXA Equitable Holdings, Inc. ("EQH"). AllianceBernstein operates under independent management and makes independent decisions from EQH and its respective subsidiaries, and EQH calculates and reports beneficial ownership separately from AllianceBernstein pursuant to guidance provided by the Securities and Exchange Commission in Release Number 34-39538 (January 12, 1998).

(4) Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2020, as of December 31, 2019, the number of shares reported includes (a) 1,998,036 Common Shares over which ClearBridge Investments, LLC (“ClearBridge”) has sole voting power and (b) 1,999,801 Common Shares over which ClearBridge has sole dispositive power. The mailing address for the holder listed above is 620 8th Avenue, New York, NY 10018.
(5) Based on the most recently available Schedule 13G/A filed with the SEC on February 5, 2020, as of December 31, 2019, the number of shares reported includes (a) 1,748,142 Common Shares over which Blackrock Inc. ("Blackrock") has sole voting power; and (b) 1,797,076 Common Shares over which Blackrock has sole dispositive power. The mailing address for the holder listed above is 55 East 52nd Street, New York, NY 10022.

Directors and Executive Officers:

	Number of Shares Beneficially Owned as of March 16, 2020
Name of Beneficial Owner(1)	Common Shares Directly or Indirectly Owned(2)	SARS Exercisable Within 60 Days of March 16, 2020(3)	RSUs Vesting Within 60 Days of March 16, 2020(4)	Total Stock-Based Ownership(5)
Howard C. Heckes	—	—	—	—
Frederick J. Lynch	155,634	13,976	—	169,610
Robert J. Byrne	34,622	—	2,836	37,458
Jonathan F. Foster	10,549	—	1,701	12,250
George A. Lorch	22,832	—	1,701	24,533
Francis M. Scricco	13,632	—	1,701	15,333
Peter R. Dachowski	9,035	—	1,701	10,736
Jody L. Bilney	6,887	—	1,701	8,588
Thomas W. Greene	—	—	1,701	1,701
Daphne E. Jones	—	—	1,701	1,701
William S. Oesterle	—	—	1,701	1,701
Russell T. Tiejema	17,658	—	—	17,658
James A. "Tony" Hair	17,169	987	14,092	32,248
Robert A. Paxton	6,391	—	—	6,391
Randal A. White	5,078	—	—	5,078
All directors and executive officers as a group (16 persons)	315,804	22,557	30,536	368,897

(1) As of March 16, 2020 (i) no Director or executive officer beneficially owned more than 1% of the outstanding Common Shares of the Company, and (ii) the Directors and executive officers of the Company as a group, who beneficially owned approximately 1.49% of the Common Shares of the Company (including Common Shares they can acquire within 60 days). The address of each of our Directors and executive officers listed above is c/o Masonite International Corporation, One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, Florida 33602.
(2) Represents Common Shares owned by the Directors and executive officers. With respect to Mr. Byrne, includes 34,622 Common Shares which are held in trust.
(3) The number of Common Shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire upon the exercise of SARs that are currently exercisable or exercisable within 60 days of March 16, 2020. Since the SARs are settled in Common Shares, the table assumes that the SARs were converted to Common Shares using a price of $53.42 per Common Share, the closing price of our Common Shares on the NYSE on March 16, 2020.
(4) The number of Common Shares shown in this column are not currently outstanding but are deemed beneficially owned because of the right to acquire upon the vesting of time-vesting restricted stock units within 60 days of March 16, 2020.
(5) These amounts are the sum of the number of shares shown in the prior columns.

DIRECTOR COMPENSATION
Neither Mr. Lynch, our retired President and Chief Executive Officer, nor Mr. Heckes, our current President and Chief Executive Officer, receive any additional compensation for serving on our Board. During 2019, the annual Director compensation program was structured as follows:
•Annual cash retainer: $100,000
•Annual equity retainer: $90,000 ($150,000 for the Non-Executive Chairman of the Board)
•No meeting fees (Board or Committee)
•Additional annual cash retainer for Corporate Governance and Nominating Committee Chair: $12,500
•Additional annual cash retainer for Audit Committee Chair: $20,000
•Additional annual cash retainer for the Human Resources and Compensation Committee Chair: $17,500
•Additional annual cash retainer for the Non-Executive Chairman of the Board: $70,000
All cash retainers are payable in equal installments at the beginning of each fiscal quarter. As indicated above, our non-employee Directors other than the Non-Executive Chairman of the Board also receive an annual equity retainer of restricted stock units where the number of restricted stock units granted determined by dividing $90,000 by the fair market value of a Common Share on the grant date. The number of restricted stock units granted to the Non-Executive Chairman of the Board is determined by dividing $150,000 by the fair market value of a Common Share on the grant date. These grants are made annually immediately after a Director is re-elected to our Board and will vest on the first anniversary of the grant date, subject to the Director’s continued service on the Board through the vesting date.
On December 11, 2019, after consulting with the Board's compensation consultant, the Board determined to increase the cash retainer for the Chairman of the Corporate Governance and Nominating Committee by $2,500 to $15,000 effective January 1, 2020 and to increase the annual equity retainer of restricted stock units made to non-employee Directors other than the Chairman of the Board by $10,000 to $100,000 effective with the equity award that is scheduled to be made after re-election to our Board at the Meeting.

All Directors are reimbursed for reasonable costs and expenses incurred in the attending meetings of our Board and its committees.
We have stock ownership guidelines that require each of our non-employee Directors to own meaningful equity stakes in Masonite to further align their economic interests with those of our Shareholders. Our stock ownership guidelines require that our non-employee Directors own Common Shares in an amount not less than five times the amount of their annual cash retainer. Compliance with these guidelines is measured once per fiscal year on the last day of the first fiscal quarter. Restricted stock units count as shares for purposes of the guidelines. There is no particular date by which the requisite share ownership level must be achieved. However, until the required level of ownership is achieved, each non-employee Director must retain at least fifty percent of the number of shares acquired by the Director upon the settlement of any restricted stock units. As of the last measurement date on March 31, 2019, all of the Directors owned the number of shares required by the increased guideline except for Messrs. Green and Oesterle and Ms. Jones (all of whom joined the Board in February, 2018).

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Total($)
Robert J. Byrne, Chairman	170,000	150,000	320,000
Jody L. Bilney	100,000	90,000	190,000
Peter R. Dachowski	100,000	90,000	190,000
Jonathan F. Foster	120,000	90,000	210,000
Thomas W. Greene	100,000	90,000	190,000
Daphne E. Jones	100,000	90,000	190,000
George A. Lorch	112,500	90,000	202,500
William S. Oesterle	100,000	90,000	190,000
Francis M. Scricco	117,500	90,000	207,500

(1) This column includes the annual cash retainers described above. Mr. Byrne received $70,000 for serving as non-executive Chairman of the Board. Mr. Foster received $20,000 for serving as chair of the Audit Committee. Mr. Lorch received $12,500 for serving as the chair of the Corporate Governance and Nominating Committee. Mr. Scricco received $17,500 for serving as the chair of the Human Resources and Compensation Committee.
(2) On May 14, 2019, each non-employee Director then on the Board other than Mr. Byrne was awarded 1,701 restricted stock units and Mr. Byrne was awarded 2,836 restricted stock units under the Masonite International Corporation Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”). The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units computed in accordance with Accounting Standards Codification Topic 718 "Stock Compensation," as issued by the Financial Accounting Standards Board. The assumptions made when calculating the amounts are found in Note 12 to our Consolidated Financial Statements in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2019. As of December 29, 2019, the non-executive Directors held the following outstanding restricted stock units: Mr. Byrne – 2,836; Mr. Foster – 1,701; Ms. Bilney – 1,701; Ms. Jones - 1,701; Mr. Lorch – 1,701; Mr. Scricco – 1,701; Mr. Greene –1,701; Mr. Dachowski – 1,701; and Mr. Oesterle – 1,701.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our Common Shares that may be issued upon exercise of options, warrants and rights under the 2012 Plan, the Masonite International Corporation 2009 Plan and the Masonite International Corporation 2014 Employee Stock Purchase Plan. All outstanding awards relate to Common Shares. Information is as of December 29, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights(4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	821,625(2)	$55.12	1,429,379(5)
Equity compensation plans not approved by security holders(1)	12,255(3)	$18.52	—
Total	833,880	$53.62	1,429,379
(1) Under applicable Canadian laws, the 2009 Plan was not required to be approved by security holders. For additional information concerning our equity compensation plans, see the discussion in Note 12 to the Company’s consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 29, 2019.
(2) Consists of outstanding (i) SARs under the 2012 Plan covering an aggregate of 93,731 Common Shares, calculated assuming the SARs were converted to Common Shares using a price of $71.85 per Common Share, the closing price of our Common Shares on the NYSE on December 27, 2019, and (ii) restricted stock unit awards under the 2012 Plan covering an aggregate of 727,894 Common Shares, some of which are subject to time-based vesting and some of which are subject to performance-based vesting. The number of shares to be issued in respect of performance-based restricted stock unit awards has been calculated based on the assumption that the maximum levels of performance applicable to these awards will be achieved.
(3) Consists of outstanding SARs under the 2009 Plan covering an aggregate of 12,255 Common Shares, calculated assuming the SARs were converted to Common Shares using a price of $71.85 per Common Share, the closing price of our Common Shares on the NYSE on December 27, 2019.
(4) Reflects the weighted average exercise price of SARs only. As restricted stock unit awards have no exercise price, they are excluded from the weighted average exercise price calculation set forth in column (b).
(5) Includes 670,326 shares available for future issuance under the Masonite International Corporation 2014 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT
The Human Resources and Compensation Committee of the Board has reviewed and discussed the following section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management. Based on this review and discussion, the Human Resources and Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 29, 2019.
Submitted by the Human Resources and Compensation Committee of the Company’s Board:
Francis M. Scricco (Chairman)
George A. Lorch
Peter R. Dachowski
William S. Oesterle

EXECUTIVE COMPENSATION
Named Executive Officers
Our Named Executive Officers
This section discusses the compensation of both our current and former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated officers for the fiscal year ended December 29, 2019, who are hereafter referred to as our named executive officers or NEOs. For the fiscal year ended December 29, 2019, the following individuals were our NEOs:
•Howard C. Heckes, our current President and Chief Executive Officer*
•Frederick J. Lynch, our former President and Chief Executive Officer*
•Russell T. Tiejema, our Executive Vice President and Chief Financial Officer
•James A. "Tony” Hair, our President, Global Residential Business
•Randal A. White, our Senior Vice President, Global Operations and Supply Chain
•Robert A. Paxton, our Senior Vice President, Human Resources
* Mr. Heckes joined the Company as President and Chief Executive Officer on June 3, 2019 following the retirement of Mr. Lynch as the Company’s President and Chief Executive Officer on June 2, 2019.
Executive Summary
Our Business
We are a leading global designer, manufacturer, and distributor of interior and exterior doors for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, we have provided our customers with innovative products and superior service at compelling values. As of December 29, 2019, we served approximately 8,500 customers in 60 countries and had approximately 10,000 employees worldwide.

Executive Compensation Program Attributes
Our executive compensation program is based on an underlying philosophy that compensation should attract, engage and retain high caliber talent, reward performance and align the interests of our executives with the interests of our Shareholders. We execute this philosophy by providing our executives with base salaries, cash bonus awards under our annual cash bonus plan, grants of a combination of performance-based and time-based equity awards under our long-term incentive program, severance and change in control benefits, and other employee benefits. To focus our NEOs on delivering both short- and long-term results, a significant amount of their target total direct compensation mix is weighted towards at-risk compensation.
Adoption of Compensation Best Practices
As part of our compensation philosophy, we have adopted a number of practices to help ensure a balanced and transparent executive compensation structure, including:
•Payouts under our executive annual cash bonus plan (“Management Incentive Plan” or “MIP”) are based solely on our achievement of specified financial and operational performance goals. For 2019 the Human Resources and Compensation Committee also adopted a MIP "Adder" to be awarded in the discretion of the committee to incentivize management regarding employee engagement and retention.
•We deliver a majority of our long-term incentive awards in the form of performance-vesting equity awards that are tied to the achievement of challenging financial objectives and stock appreciation rights (“SARs”) which only have value if our share price increases, which we believe provides an incentive to drive long-term growth in the business;
•We have stock ownership guidelines for our NEOs to ensure they maintain a significant investment in our Common Shares, thereby aligning their economic interests with those of our Shareholders;
•We have “clawback” provisions that enable us to recover both cash-based and equity-based incentive compensation from our employees, including our NEOs;
•We have a policy that prohibits pledging and hedging in our Common Shares;
•We do not have any plans or agreements that provide tax gross-ups under Section 280G of the Internal Revenue Code;

•We do not grant any new equity awards that provide for "single trigger" vesting on or following a change of control. All new awards require a qualifying termination following a change of control ("double trigger") in order to accelerate vesting; and
•Our NEOs receive no special perquisites, unless such benefits serve a reasonable business purpose, such as providing newly hired executives with relocation benefits and providing our executives with more comprehensive physical examinations.
2019 Executive Compensation Highlights

Base Salary
•After considering the results of the annual market assessment conducted by FW Cook, the Human Resources and Compensation Committee's independent compensation consultant, and management's recommendation, we approved base salary merit increases for Messrs. Tiejema, Hair, White and Paxton for fiscal year 2019. These increases were approved in connection with the Committee's desire to keep their compensation near the peer group median as well as to recognize their performance.

Annual Cash Bonuses/Sign-On Bonuses
•In 2019 we achieved MIP Adjusted EBITDA of $298.4 million, which was between the target and maximum levels of performance and our price/cost improvement metric achieved 172% of the targeted level of improvement. Additionally, the Human Resources and Compensation Committee determined, based on additional human resources and engagement factors, that our MIP Adder would increase the final MIP payout by 25%. As a result, the MIP paid out at 173.4% of target for Corporate Plan participants, including our NEO’s.

•Messrs. Lynch’s and Heckes' MIP 2019 payouts were prorated based on their partial years of service with us in 2019.

•Pursuant to Mr. Heckes employment agreement, Mr. Heckes received a sign-on bonus of $150,000 on June 13, 2019, subject to repayment of some or all of the sign-on bonus if he is terminated for cause or resigns from employment on or before June 2, 2020.

Long-Term Equity Incentive Awards
•Due to his pending retirement in 2019, Mr. Lynch did not receive any long-term incentive awards in 2019. With respect to Mr. Heckes and the other NEO's, a significant portion of their long-term incentive awards were granted in the form of "at risk" performance-based awards, with 50% of Mr. Heckes' new hire award consisting of SARs and 70% of each of the other NEO's long-term incentive awards consisting of performance-based restricted stock units and SARs.

•Pursuant to his employment offer letter, on June 3, 2019, Mr. Heckes was granted a new hire equity award consisting of 10,515 time-vesting restricted stock units and 56,645 SARs to provide him with an incentive to join us. These awards vest ratably over three years, with one third vesting on each of the first, second, and third anniversaries of the grant date.

•Performance-vesting restricted stock units granted to Messrs. Lynch, Hair and Tiejema in 2017 did not pay out because the minimum level of performance was not achieved. Given their hire dates, Messrs. Heckes, White and Paxton did not participate in the 2017 performance-vesting restricted stock unit program.

Special Equity Retention Awards
•In February 2019 the Human Resources and Compensation Committee approved the grant of special equity retention awards to Messrs. Tiejema, White and Paxton. These awards were made in order to strengthen the Company's ability to retain Messrs. Tiejema, White and Paxton. The awards vest 25% on the first and second anniversaries of the date of grant and 50% on the third third anniversary of the date of grant.

•On May 23, 2019 the Human Resources and Compensation Committee approved the grant of a special equity retention award to Mr. Hair. The award was designed to strengthen the Company's ability to retain Mr. Hair as the Board of Directors and the Human Resources and Compensation Committee believes he will continue to lead the Company's Global residential business, the Company's largest business segment. The award vests in full on May 2, 2020.

2019 Corporate Governance Highlights
Our Board is committed to maintaining sound governance practices and standards with respect to its oversight of our executive compensation program, including the following:
•The Human Resources and Compensation Committee’s independent compensation consultant, FW Cook, is retained directly by the Human Resources and Compensation Committee and performs no other services for us;
•Upon request by the Human Resources and Compensation Committee, FW Cook conducted an updated benchmarking study of our executive compensation in late 2018, and the Human Resources and Compensation Committee considered the results of such study in making compensation decisions in 2019;
•The Human Resources and Compensation Committee reviews our compensation programs annually to confirm that such programs do not encourage unnecessary risk-taking; and
•The Human Resources and Compensation Committee follows an equity grant policy that sets forth the timing and approvals required for equity grants.

Introduction to Compensation Discussion & Analysis
Our Compensation Discussion and Analysis (“CD&A”) explains the philosophy and objectives of our compensation program and our process for setting compensation for our NEOs for the fiscal year ended December 29, 2019.
Our executive compensation program is overseen by the Human Resources and Compensation Committee. As discussed in greater detail below, we offer our NEOs a balanced compensation structure, comprised of the following components:
•Annual base salary;
•Annual cash bonuses (MIP);
•Long-term equity incentive awards (performance-based restricted stock units, time-based restricted stock units and SARs);

•Severance and change in control benefits; and
•Other employee benefits.
In making its decisions on an executive's compensation, the Human Resources and Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities and his or her effectiveness in supporting our key strategic, operational and financial goals (but does not assign any specific weighting to any of the items considered).
Compensation Discussion & Analysis
Executive Compensation Objectives
Our executive compensation programs are overseen by the Human Resources and Compensation Committee, which is comprised of Messrs. Francis M. Scricco (Committee chair), George A. Lorch, Peter R. Dachowski, and William O. Oesterle. The Human Resources and Compensation Committee consults with the Board in determining the compensation package of our Chief Executive Officer, and has ultimate responsibility for determining the compensation for all of the NEOs. In making its compensation decisions, the Human Resources and Compensation Committee considers, among other things, market data and trends, input from the Human Resources and Compensation Committee’s independent compensation consultant FW Cook (whose role is discussed below), and, with respect to the NEOs other than our Chief Executive Officer, the recommendations of our Chief Executive Officer (as discussed in more detail below).
The Human Resources and Compensation Committee is responsible for establishing and annually reviewing the overall compensation philosophy of the Company for its executive officers. The key principles guiding the Human Resources and Compensation Committee in making compensation determinations are as follows:
•We offer a total compensation program comprised of a fixed base salary and variable annual and long-term incentive compensation programs linked to share price and business goals, designed to attract, engage, retain and motivate talented executives to deliver the Company’s financial and operating performance objectives and long-term vision.

•To align the interests of management with those of our Shareholders, our pay mix is weighted in favor of at-risk compensation (i.e., our annual cash bonuses and long-term equity awards are at risk of forfeiture).
•Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our annual cash incentive and long-term equity incentive program design features pay opportunities linked to Company performance against pre-established goals (i.e., pay outcomes determined by performance above or below target goals with payouts capped and potential for zero payout below threshold performance) and share performance.
Compensation Philosophy and Pay Mix
The Human Resources and Compensation Committee strives to provide pay opportunities that generally align within a competitive range to the market median (i.e., within 15% above or below the 50th percentile), as determined using both our peer group and national market survey data, and considers competitive compensation practices and other relevant factors such as experience, contribution, internal equity, and performance in setting each NEO’s target total direct compensation. Target total direct compensation represents the sum of target total cash compensation (base salary plus target annual incentive bonus) and target long-term equity incentive awards. Given our performance-based program, the actual amount of compensation realized will be contingent on our ability to perform against pre-established performance goals and increase our stock price.
Our compensation policy provides for a mix of performance-based and guaranteed compensation elements and our Human Resources and Compensation Committee strives to achieve an appropriate balance between these two types of compensation, as well as an appropriate mix of cash and equity-based compensation. The mix of compensation elements is primarily designed to reward individual performance and enterprise value growth and is weighted towards at-risk compensation, both in the form of performance-based annual cash bonuses and equity-based compensation, including performance-based restricted stock units, time-based restricted stock units, and SARs.

The charts below illustrate the target total direct compensation for 2019 for Mr. Heckes and the average of the other four NEOs who remained employed with us on December 29, 2019.

Prior Year’s Shareholder Advisory Vote
Each year, the Human Resources and Compensation Committee considers the outcome of the stockholder advisory vote on executive compensation when making future decisions relating to the compensation of our NEOs and our executive compensation program and policies. We believe that our Shareholders recognize the positive attributes of our executive compensation program. We received strong support for our executive compensation from our Shareholders at our 2019 meeting, at which approximately 90% of the votes cast on the “say on pay” proposal were in favor of the 2018 compensation for our NEOs. Given this strong Shareholder support, among other considerations, the Human Resources and Compensation Committee determined not to implement any significant changes to our compensation programs in fiscal 2019.

Role of our Human Resources and Compensation Committee
The Human Resources and Compensation Committee makes compensation decisions for our NEOs after reviewing our performance for the preceding fiscal year, our short- and long-term strategies, and current economic and market conditions, and carefully evaluating each NEO’s performance during the preceding fiscal year against established organizational goals, leadership qualities, operational performance, business responsibilities, career with us, current compensation arrangements and long-term potential to enhance enterprise value. The Human Resources and Compensation Committee takes a holistic view in its assessment of executive compensation arrangements, taking into consideration the foregoing factors and shareholder considerations, not necessarily relying on any one factor exclusively in determining compensation for our NEOs. In making compensation decisions, the Human Resources and Compensation Committee receives advice from FW Cook and input from our Chief Executive Officer (and other executive officers), as further discussed below.
Role of our Chief Executive Officer and Other Executive Officers
Our Chief Executive Officer (Mr. Lynch in 2019) reviews the base salaries of our NEOs (other than himself) on an annual basis and, if applicable, recommends base salary increases to the Human Resources and Compensation Committee, based on each NEO’s performance and responsibilities. The Chief Executive Officer confers with our Senior Vice President of Human Resources and together they consider applicable market data provided by FW Cook. In addition, the Chief Executive Officer and our Senior Vice President of Human Resources provide the Human Resources and Compensation Committee with input regarding our annual cash incentive plan (as discussed below) and equity grants for executive officers, including but not limited to recommendations regarding eligibility for such grants and the size of the applicable grant (determined as a percentage of base salary). Additionally, our Executive Vice President and Chief Financial Officer provides input to our Chief Executive Officer and the Human Resources and Compensation Committee with respect to the financial performance aspects of our annual cash incentive plan and any performance-based equity awards. Although our Chief Executive Officer regularly attends meetings of the Human Resources and Compensation Committee, he recuses himself from those portions of the meetings related to his compensation. The Human Resources and Compensation Committee, in consultation with the Board of Directors, is exclusively responsible for determining any base salary increases and for making any other compensation decisions with respect to our Chief Executive Officer.

Role of Compensation Consultant
Our independent consulting firm, FW Cook, is engaged by, and reports directly to, the Human Resources and Compensation Committee. FW Cook provides our Human Resources and Compensation Committee with input and guidance on all components of our executive compensation program. Except for services provided to the Human Resources and Compensation Committee related to executive compensation and non-employee director compensation, FW Cook did not provide any additional services to us during 2019.
The Human Resources and Compensation Committee has evaluated whether any work performed by FW Cook raised any conflict of interest and determined that it did not.
Benchmarking
Peer Group Review and Benchmarking Study
Periodically the Human Resources and Compensation Committee will request FW Cook to review and recommend changes to the peer group used to benchmarking executive compensation. In 2018, FW Cook conducted an updated peer group review and examined the following general criteria in order to support its recommendation: (i) operational fit reflecting companies in a similar industry and subject to similar economic opportunities and pressures as well as similar business and performance characteristics; (ii) financial scope reflecting companies of similar size and scale (with size for purposes of peer group development generally defined as 1/3 to 3 times Masonite’s revenue and market cap), in addition to relevant secondary measures such as total assets and net income; and (iii) competitor companies with whom Masonite competes for executive talent and that operate in similar economic markets. Based on FW Cook’s review, the Human Resources and Compensation Committee approved the following list of companies as an appropriate peer group for benchmarking executive compensation, which peer group was used for making compensation decisions for 2019 (the "2019 Peer Group"):

American Woodmark Corp.	Louisiana Pacific Corp.
Apogee Enterprises Inc.	Jeld-Wen Inc.
Armstrong World Industries	Quanex Building Products
Fortune Brands Home & SEC	Smith (A O) Corp.
Gibraltar Industries Inc.	Universal Forest Prods Inc.
Griffon Corp.	USG Corp.
Lennox International Inc.

In late 2018, the Human Resources and Compensation Committee requested that FW Cook conduct an updated benchmarking study of our executive compensation based on the 2019 Peer Group, as well as other market information from third-party surveys. The Human Resources and Compensation Committee considered the results of the benchmarking study in making compensation decisions in 2019. After reviewing this study, the Human Resources and Compensation Committee determined that target total direct compensation and target long-term incentive compensation was within the competitive range of market median for the CEO and for all other NEOs as a group. This determination took into account the base salary increases for Messrs. Tiejema, Hair, White and Paxton.
For purposes of determining the size of the long-term incentive awards that were granted to our NEOs in February 2019 (as described below in the “Long-Term Equity Incentive Awards” section), the Human Resources and Compensation Committee considered the results of the 2018 benchmarking study as a factor, in addition to individual performance levels and responsibilities and providing an appropriate long-term retention incentive for the NEOs (none of these factors were individually weighted).
In addition, the Human Resources and Compensation Committee approved base salary adjustments in February 2019 for Messrs. Tiejema, Hair, White and Paxton (as described below in the “Elements of Our Executive Compensation Program - Base Salary” section), after taking into consideration the results of the late 2018 benchmarking and other factors discussed in the relevant sections.
Later in 2019, FW Cook conducted a review to help determine whether any changes should be made to the composition of the peer group. In July 2019, FW Cook recommended that: (i) Cornerstone Building Brands, Advanced Drainage Systems, Patrick Industries, and Simpson Manufacturing Co. be added to the peer group, and (ii) USG be removed from the peer group because it was acquired in 2019. FW Cook's recommendation was accepted by the Human Resources and Compensation Committee in July 2019, although these revisions to the peer group had no impact on the 2019 compensation decisions described in this Proxy Statement because those decisions were made prior to the approval of these revisions.
The Human Resources and Compensation Committee intends to continue to strive to provide compensation opportunities that generally align each NEO’s target total direct compensation within a competitive range of the market median and expects that a significant portion of each NEO’s total compensation package will continue to be focused on rewarding long-term future performance through a combination of at-risk cash and equity incentive awards.

Elements of Our Executive Compensation Program
For 2019, our executive compensation program consisted of the following elements:
Base Salary
Base salary is designed to provide our NEOs with a fixed amount of income that is competitive in relation to the responsibilities of each NEO’s position. In February 2019, the Human Resources and Compensation Committee approved base salary merit adjustments for certain of the NEOs after considering prevailing market practices for executive merit adjustments and the results of the late 2018 benchmarking study. Mr. Lynch did not receive an increase because he announced his retirement in December 2018. The merit adjustments for Messrs. Tiejema, Hair, White, and Paxton reflected the Human Resource and Compensation Committee’s desire to enhance our ability to retain them and to reward them for their performance. Mr. Heckes' base salary was set as a result of the negotiation of his employment agreement in connection with his joining as our new Chief Executive Officer.
The following table sets forth the 2019 base salary, 2018 base salary (where applicable), and the percentage increases for each NEO:

Executive	2018 Base Salary	2019 Base Salary	% Increase
Howard C. Heckes	N/A	$850,000	N/A
Frederick J. Lynch	$950,000	$950,000	0.0%
Russell T. Tiejema	$455,000	$470,000	3.3%
James A. “Tony” Hair	$500,000	$515,000	3.0%
Randal A. White	$400,000	$415,000	3.8%
Robert A. Paxton	$375,000	$388,000	3.5%

Annual Cash Incentive Bonus
General
The compensation program for our NEOs includes our MIP. The MIP is a formulaic short-term incentive plan which provides executive officers with a cash bonus award based on the achievement of annual performance goals. The Human Resources and Compensation Committee approves the MIP each year, including the funding threshold, the maximum bonus that may become payable to each participant, the applicable performance goals, and the weighting, payout parameters and specific targets for each performance goal. Each fiscal year, our CEO (Mr. Lynch for 2019), following discussions with our Senior Vice President of Human Resources and our Executive Vice President and Chief Financial Officer, makes recommendations to the Human Resources and Compensation Committee for the MIP performance goals (and the applicable targets for achievement of each such performance goal at threshold, target and maximum levels of performance) applicable to all NEOs (including himself) as well as any proposed changes in the terms of the MIP for that fiscal year. The Human Resources and Compensation Committee considers these recommendations, as well as input from FW Cook regarding both current incentive plan design trends and our CEO's recommendations, in approving the MIP for each fiscal year. Our CEO has no involvement in the determination of a NEO's actual MIP payout each year, including his own.
2019 Management Incentive Plan
After considering management’s recommendations and input from FW Cook, the Human Resources and Compensation Committee determined that the performance measures for the 2019 MIP would focus on our ability to grow total Company profitability (MIP Adjusted EBITDA) and our ability to improve the relationship between the net revenue we receive for our products and the material costs that go into producing such products (Price/Cost Improvement) (each as defined in the "MIP and LTIP Definitions and Reconciliation" section below). For fiscal year 2019, the MIP performance goals and the individual weighting assigned to each performance goal as a percentage of the applicable target bonus were established as follows:

Corporate Performance Goals	Weighting
MIP Adjusted EBITDA	75%
Price/Cost Improvement	25%
Total	100%

The table below shows the threshold, target and maximum MIP performance goals for fiscal year 2019:

Performance Goal	Threshold	Target	Maximum
MIP Adjusted EBITDA(($) millions)	$270.0	$285.0	$310.0
Price/Cost Improvement (bps improvement)	75.0	125.0	175.0

For 2019, the MIP also required achievement of a minimum MIP adjusted EBITDA of $230.0 million in order for any MIP bonuses to become payable (even if the Price/Cost Improvement performance goal is achieved at or above the threshold level). For 2019 the payout percentages for each performance goal for performance at threshold, target and maximum were set as follows:

Performance Goal	Payout at Threshold Performance Level	Payout at Target Performance Level	Payout at Maximum Performance Level
MIP Adjusted EBITDA	50%	100%	200%
Price/Cost Improvement	50%	100%	200%

In determining the amount of MIP Adjusted EBITDA for 2019, the Human Resources and Compensation Committee excluded the impact of the following items: (i) $1.1 million for conversion costs related to a non-planned retail business win as set forth in the MIP metric definitions, (ii) $1.2 million for costs related to our 2019 CEO search which constituted a non-budgeted Board initiative as set forth in the MIP metric definitions, and (iii) $2.5 million for costs associated with a fire caused by a third party that occurred at our Stockton, California cut-stock plant in 2019 as an “other adjustment” approved by the Human Resources and Compensation Committee as permitted by the MIP.
Following the completion of the 2019 fiscal year, the MIP payout pool was calculated using data derived from the audited financial results including the above adjustments. For each performance goal, performance between the threshold and target levels and between the target and maximum levels was determined using straight-line interpolation.
Based on performance against the pre-established performance goals the 2019 MIP bonus for participants was initially calculated as follows:

Performance Goals	Financial Weighting	Actual Results	Plan Payout	Weighted Payout
MIP Adjusted EBITDA (($) millions)	75%	$298.4	131.2%	98.4%
Price/Cost Improvement (bps improvement)	25%	215.0	200.0%	50.0%
				148.4%

MIP Adder
Additionally, for 2019 the Human Resources and Compensation Committee approved a MIP Adder that would result in the payout percentages under the MIP based on the achievement of MIP Adjusted EBITDA and Price/Cost Adjustment (both as described above) being increased by up to an additional 25% based on the Company's ability to improve employee engagement and retention as evidenced by various people-related indicators including improvement in voluntary turnover rates, improvement in engagement survey results, leadership training deployment, and increases in Kaizen event completions, with overall performance determined in the discretion of the Human Resources and Compensation Committee. In order for the MIP Adder to apply, the Company was also required to achieve a minimum MIP Adjusted EBITDA of $230.0 million.
After consideration of the noted human resources measures, the Human Resources and Compensation Committee decided that the MIP Adder should be 25% which resulted in the weighted payout being increased as set forth below.

Performance Goals	Financial Weighting	Actual Results	Plan Payout	Weighted Payout
MIP Adder				25.0%
MIP Adjusted EBITDA (($) millions)	75%	$298.4	131.2%	98.4%
Price/Cost Improvement (bps improvement)	25%	215.0	200.0%	50.0%
				173.4%

The actual 2019 bonus payouts for each NEO eligible to participate in the MIP in 2019 were calculated by multiplying (1) the NEO’s annual base salary, times (2) the NEO’s target bonus percentage, times (3) the final MIP payout percentage of 173.4% for each NEO.

Applying the above-described formula, the bonuses paid to each NEO eligible to participate in the 2019 MIP were as follows:

Executive	Base Salary (000)	Target Bonus as Percentage of Base Salary	2019 Overall Plan Payout Percentage	2019 Bonus
Howard C. Heckes*	$850.0	115%	173.4%	$984,485
Frederick J. Lynch*	$950.0	115%	173.4%	$794,089
Russell T. Tiejema	$470.0	70%	173.4%	$570,486
James A. “Tony” Hair	$515.0	75%	173.4%	$669,758
Randal A. White	$415.0	60%	173.4%	$431,766
Robert A. Paxton	$388.0	60%	173.4%	$403,676

*Mr. Lynch's bonus was prorated to reflect that he retired from the Company's employment on June 2, 2019 and Mr. Heckes' bonus was prorated to reflect that he joined the Company on June 3, 2019. Bonuses earned under the 2019 MIP were paid in March 2020.
New Hire Sign-On Bonuses
In certain circumstances, we provide cash sign-on bonuses to attract executive talent. We determine whether to provide a newly hired executive with a sign-on bonus on a case-by-case basis after taking into account the specific circumstances involving hiring the executive, such as compensating the executive for certain bonus payments that the executive may forfeit from a previous employer or creating an additional incentive for the executive to join us. Pursuant to Mr. Heckes' employment agreement Mr. Heckes received a sign-on bonus of $150,000 on June 13, 2019, subject to repayment of some or all of the sign-on bonus if he resigns from employment or is terminated for cause (as defined in his employment agreement) on or before June 2, 2020.
Long-Term Equity Incentive Awards
February 2019 Annual Long-Term Incentive Grant
The Human Resources and Compensation Committee believes that a significant portion of the equity awards granted to our executive officers should be earned based on the level of our performance pursuant to the financial and operating objectives described below. Tying a significant portion of the annual equity grants to our long-term performance serves to align a greater portion of our NEOs’ compensation to the achievement of our long-term financial and operating performance objectives and serves as a balance to the MIP, which measures our performance over a one-year period. Mr. Lynch did not receive a long-term equity incentive award in 2019. Because he did not join the Company until June 2019, Mr. Heckes did not receive a long-term equity incentive award in February 2019. For 2019, the Human Resources and Compensation Committee determined that the target equity value granted to each of Messrs. Tiejema, Hair, White and Paxton would consist of 50% restricted stock units subject to performance-based vesting conditions, 30% restricted stock units subject only to time-based vesting conditions, and 20% SARs subject only to time-based vesting conditions.
After taking into consideration the results of the late 2018 benchmarking study, in addition to individual performance levels and responsibilities and providing an appropriate long-term retention incentive for the NEOs other than Mr. Lynch (none of which factors were individually weighted), the Human Resources and Compensation Committee approved target values for long-term incentive grants in 2019 as follows (which remained unchanged from the target values in 2018).

Executive	2019 Target Equity Value as a Percentage of Base Salary
Russell T. Tiejema	135%
James A. “Tony” Hair	135%
Randal A. White	100%
Robert A. Paxton	100%

On February 25, 2019, the Human Resources and Compensation Committee granted to each of our NEOs (other than Messrs. Lynch and Heckes) an award consisting of the following.

Executive	Performance- Vesting Restricted Stock Units (at Target)	Time-Vesting Restricted Stock Units	Stock Appreciation Rights
Russell T. Tiejema	5,515	3,309	8,020
James A. "Tony" Hair	6,043	3,626	8,788
Randal A. White	3,607	2,164	5,245
Robert A. Paxton	3,372	2,023	4,904

Performance-Vesting Restricted Stock Units
One-half of the performance-vesting restricted stock units vest on the third anniversary of the date of grant based on the annual improvement (expressed in basis points) in LTIP Adjusted EBITDA Margin during each year of the three-year performance period of 2019 through 2021, with a baseline number being set each year using the year-end results of the prior year. At the end of the three-year performance period, the final results are calculated using the arithmetic average of the three one-year performance periods, with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level, and 200% of the units vesting for performance at the maximum level. The remaining one-half of the performance-vesting restricted stock units vest on the third anniversary of the date of grant based on the annual improvement (expressed in basis points) in Return on Assets during each year of the three-year performance period of 2019 through 2021, with a baseline number being set each year using the year-end results of the prior year. At the end of the three-year performance period, the final results are calculated using the arithmetic average of the three one-year performance periods, with 100% of the units vesting upon achievement at the target level, 50% of the units vesting for performance at the threshold level, and 200% of the units vesting for performance at the maximum level. In each case, straight-line interpolation will be used to determine the number of units that will vest if the level of achievement is between threshold and target or between target and maximum and any outstanding units that do not vest once the applicable level of performance has been determined will be automatically forfeited. For purposes of this grant, "LTIP Adjusted EBITDA Margin" means LTIP Adjusted EBITDA for each performance period divided by Net Revenue for the corresponding performance period (each as defined under the “MIP and LTIP Definitions and Reconciliation” section below). "Return on Assets" means LTIP Adjusted EBITDA for each performance period divided by total assets at the end of the fiscal year of the corresponding performance period (as determined in accordance with generally accepted accounting principles and using the methodology established by the Human Resources and Compensation Committee). In 2019 the Human Resources and Compensation Committee changed to the approach of using three annual performance periods instead of the prior three-year cliff vesting methodology in order to more evenly weight performance over the three-year term of the award and to emphasize continuous growth and improvement of the Company's financial results. The Human Resources and Compensation Committee believed that Adjusted EBITDA Margin and Return on Assets were the most appropriate metrics for measuring financial performance under the LTIP because they encourage management to focus on actions to improve the long term financial health of the Company, which the Human Resources and Compensation Committee in turn believes is important to investors.

With respect to Adjusted EBITDA Margin, management is incentivized to grow the business profitably versus simply emphasizing revenue growth. With respect to Return on Assets, management is incentivized to achieve growth in an efficient manner while optimizing the amount of investment required to attain desired higher profitability. We believe that these performance targets will be challenging to achieve and will require substantial efforts from management in order to achieve them.
Time-Vesting Restricted Stock Units
We grant a portion of the annual long-term incentive grant in the form of time-vesting restricted stock units to help build ownership in our company and to aid in our ability to retain our management team over a longer time horizon. The time-vesting restricted stock units vest over three years, with 25% vesting on the first anniversary of the date of grant, 25% on the second anniversary and 50% on the third anniversary.
Stock Appreciation Rights
We also grant a portion of the annual long-term incentive grant in the form of SARs in order to help build ownership in our company and to aid in our ability to retain our management team over a longer time horizon. The SARs vest over three years, with 33% vesting on the first anniversary of the date of grant, 33% on the second anniversary and 34% on the third anniversary and expire 10 years after grant. Upon exercise, the SARs are settled in unrestricted shares of our Common Stock having an aggregate fair market value equal to the positive difference between the fair market value of a share of our Common Stock on the exercise date and the exercise price of the SAR multiplied by the number of shares for which the SAR is exercised. The exercise price of the SARs granted to the NEOs is the closing price of our Common Stock on the New York Stock Exchange on the day before the grant. The number of SARs granted is determined using the Black-Scholes model which calculates the current economic value of a SAR using assumptions that include the exercise price, the term of the award, a risk-free rate of interest, dividend yield, and market volatility.
Each of the awards described above are subject to accelerated vesting under certain circumstances as described below in the "Potential Payments on Termination or Change in Control" section.

New Hire Award
In certain circumstances, the Human Resources and Compensation Committee makes limited grants of equity awards to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join the Company.
Pursuant to his employment agreement, on June 2, 2019, Mr. Heckes was granted a new hire equity award consisting of: (i) 10,515 time-vesting restricted stock units, determined by dividing $500,000 by the closing price of our stock as of the date immediately preceding the date of his employment start date of June 3, 2019, and (ii) 56,645 stock appreciation rights with a strike price equal to 120% of the fair market value of a Company share on the grant date, with the number of stock appreciation rights granted determined by dividing $500,000 by the Black-Scholes model value of a stock appreciation right on the award date, in each case in order to provide Mr. Heckes with an incentive to join us. These time-vesting restricted stock units and stock appreciation rights vest ratably on each of the first three anniversaries of the grant date.
Mr. Heckes' new hire award is subject to accelerated vesting under certain circumstances as described below in the "Potential Payments on Termination or Change in Control" section.
2017 Performance-Vesting Restricted Stock Unit Award
In February 2017, the Human Resources and Compensation Committee granted the following target number of performance-vesting restricted stock units to the following NEOs: Mr. Lynch - 21,857, Mr. Tiejema - 3,571, Mr. Hair - 4,058. Messrs. White, Paxton, and Heckes did not join the Company until September 25, 2017, February 26, 2018, and June 3, 2019, respectively, and therefore did not receive an award of 2017 performance-vesting restricted stock units.
As previously disclosed, the performance measures for these awards were 2019 Adjusted EBITDA Margin (targeted at 19.0% for maximum vesting) and 2019 Return on Assets (targeted at 25.0% for maximum vesting) (each as described under the "Performance-Vesting Restricted Stock Units" section of our proxy statement for our 2017 annual meeting of Shareholders).

Following the completion of the 2019 fiscal year, the actual number of units to be earned was calculated using data derived from our audited financial results in assessing actual performance against the performance measures as follows:

Performance Goals	Weighting	Actual Results	Award Payout	Weighted Payout
2019 Adjusted EBITDA Margin (%)	50.0%	13.6%	0.0%	0.0%
2019 Return on Assets (%)	50.0%	17.4%	0.0%	0.0%
				0.0%

Because the minimum level of performance was not met for either performance metric no units from the 2017 long-term incentive award vested in February 2020.
2019 Special Equity Retention Awards
On February 25, 2019, the Human Resources and Compensation Committee approved the grant of a special equity retention award consisting of time-based restricted stock units, as follows:

Name	Title	Amount	Vesting Terms
Randal A. White	Senior Vice President, Operations and Global Supply Chain	13,038	25% vesting on each of the first and second anniversaries of the date of grant, and 50% vesting on the third anniversary of the date of grant
Robert A. Paxton	Senior Vice President, Human Resources	8,692
Russell T. Tiejema	Executive Vice President and CFO	4,346

These awards are designed to strengthen the Company’s ability to retain Messrs. White, Paxton and Tiejema. With respect to Messrs. White and Paxton, the Board of Directors and the Human Resources and Compensation Committee believe that the Company’s lean enterprise operating system and associated employee development programs led by operations and human resources will play an important role in the Company’s ability to meet its future business and strategic objectives. With respect to Mr. Tiejema, the Board of Directors and the Human Resources and Compensation Committee believe he will continue to play an instrumental role interacting with Shareholders to help ensure the alignment of the Company's operating strategies with Shareholder interests and value.

On May 23, 2019 the Human Resources and Compensation Committee approved the grant of a special equity retention award consisting of 14,092 time-based restricted stock units to Mr. Hair. The award is designed to strengthen the Company's ability to retain Mr. Hair as the Board of Directors and the Human Resources and Compensation Committee believes he will continue to play an important role in managing the Company's global residential business, which includes the Company's largest business segment. The award vests in full on May 2, 2020.
Timing of Equity Grants
The Human Resources and Compensation Committee follows an equity grant policy that sets forth the timing and approvals required for equity grants. Pursuant to this policy, the Human Resources and Compensation Committee typically makes annual awards of equity at its first scheduled meeting taking place after the release of earnings for the fourth fiscal quarter and the year (generally at the end of February), which meeting date is set in advance. The Board of Directors and the Human Resources and Compensation Committee have in the past made, and may in the future make, limited grants of equity on other dates in order to recognize or retain key employees, to compensate an employee in connection with a promotion, or to compensate newly hired executives for equity or other benefits lost upon termination of their previous employment or to otherwise induce them to join the Company. The Board of Directors and the Human Resources and Compensation Committee may make the foregoing “off-cycle” equity grants to employees who are below the executive level on (i) the last business day prior to the 15th day of each month or (ii) the last business day of each month, whichever date first follows the applicable trigger date. Grants to newly hired or promoted executive level employees are made at meetings of the Board of Directors or the Human Resources and Compensation Committee, as the case may be, at which such new hire or promotion is to be considered, and in accordance with applicable laws and regulations. Recognition or special retention grants to executive level employees are made at meetings of the Board of Directors or the Human Resources and Compensation Committee, as the case may be, at which such recognition or special retention is to be considered, and in accordance with applicable laws and regulations.
The Human Resources and Compensation Committee has delegated to our CEO the authority to make limited “off-cycle” grants to employees below the executive level of the types and on the pre-established grant dates described above.
We monitor and periodically review our equity grant policies to ensure compliance with plan rules and applicable law.

Stock Ownership Guidelines
We have stock ownership guidelines that require each of our NEOs and all of our other senior officers to own meaningful equity stakes in Masonite to further align their long-term economic interests with those of our Shareholders. Our stock ownership guidelines require that (1) our Chief Executive Officer owns Common Shares in an amount not less than five times his base salary and (2) all other executive officers (including our NEOs) own Common Shares in an amount not less than three times their respective base salaries. Compliance with these guidelines is measured once per fiscal year on the last day of the first fiscal quarter. Vested SARs and vested and unvested time-based restricted stock units count as shares for purposes of the guidelines, but unvested SARs do not count. Performance-based restricted stock units only count towards the guideline when and if earned. There is no particular date by which the requisite share ownership level must be achieved; however, until the required level of ownership is achieved, each executive must retain at least fifty percent of the number of Common Shares acquired upon the exercise of SARs or the settlement of any restricted stock units (net of shares forfeited to pay any applicable exercise price and to satisfy any applicable tax withholding). Mr. Hair was the only NEO who had achieved the required level of stock ownership as of the 2019 measurement date of March 31, 2019. Messrs Heckes, White and Paxton all joined the Company in 2017 or later. Mr. Tiejema met the stock ownership requirement in 2018 but did not in 2019 due to changes in the Company's stock price.
Severance and Change in Control Benefits
Each NEO is entitled to receive severance benefits under the terms of his or her employment agreement upon either termination by us without cause or a resignation by the NEO for good reason. We provide these severance benefits in order to provide an overall compensation package that is competitive with that offered by the companies with whom we compete for executive talent. Additionally, severance benefits allow our executives to focus on our objectives without concern for their employment security in the event of a termination.
The severance benefits provided upon a qualifying termination of an NEO’s employment in connection with a change in control are higher than severance benefits provided under other qualifying termination events, which is consistent with market practice. The Human Resources and Compensation Committee approved these enhanced change in control severance benefits because it considers maintaining a stable and effective management team to be important to protecting and enhancing the best interests of the Company and its Shareholders. To that end, the Human Resources and Compensation Committee recognizes that the possibility of a change in control may exist from time to time, and that this possibility, and the uncertainty and questions it may raise among management, could result in the departure or distraction of management to the detriment of the Company and its Shareholders. Accordingly, the enhanced severance benefits have been put in place to encourage the attention, dedication and continuity of members of our management team to their assigned duties without the distraction that may arise from the possibility or occurrence of a change in control and concern for their employment security in the event of a termination.
Mr. Lynch's Retirement
Mr. Lynch retired from the Company's employment on June 2, 2019. Mr. Lynch's retirement was treated as a termination by Mr. Lynch without good reason.
We entered into a Consulting Agreement with Mr. Lynch effective June 2, 2019 (the "Lynch Consulting Agreement") pursuant to which Mr. Lynch has agreed to provide consulting services to us for a period commencing on June 3, 2019 and ending on June 2, 2020, subject to earlier termination upon 15 days' advance written notice by either party (the "Lynch Consulting Period"). These services are to be provided as directed by Mr. Heckes during the Lynch Consulting Period. As consideration for the consulting services provided by Mr. Lynch during the Lynch Consulting Period, the Lynch Consulting Agreement provides for: (i) the payment of a prorated MIP bonus for 2019 based on the actual level of achievement of the MIP bonus multiplied by a fraction, the numerator of which is the number of days Mr. Lynch was employed during 2019 and the denominator of which is 365 (paid in March 2020), and (ii) the continued regular vesting of certain of his restricted stock units, performance restricted stock units, and stock appreciation rights outstanding at June 2, 2019 during the Lynch Consulting Period, and (iii) the modification of his stock appreciation rights grant agreements so that his vested stock appreciation rights can be exercised at any time up and until 90 days following the termination of the Lynch Consulting Period, subject to earlier expiration of the term of the applicable award. Based on the foregoing, the performance restricted stock unit agreements dated February 27, 2017 and February 27, 2018, the restricted stock unit agreements dated February 27, 2017 and February 27, 2018, the stock appreciation rights agreement dated December 12, 2019, the stock appreciation rights agreement dated July 5, 2011, the stock appreciation rights agreement dated August 6, 2013, the amended and restated stock appreciation rights agreement dated February 29, 2016, the stock appreciation rights agreement dated February 27, 2017, and the stock appreciation rights agreement dated February 27, 2018, each between us and Mr. Lynch, were amended to pursuant to an Omnibus Amendment between us and Mr. Lynch entered into effective June 2, 2019 (the "Lynch

Equity Award Amendment"). We have also agreed to reimburse Mr. Lynch for pre-approved reasonable travel expenses incurred in connection with the performance of the consulting services.
Other Compensation
We provide the following benefits to our NEOs on the same basis provided to all of our U.S. based employees:
•medical, dental and vision insurance;
•401(k) retirement savings plan;
•short- and long-term disability, life insurance, accidental death and dismemberment insurance;
•health, limited purpose health and dependent care flexible spending accounts and/or a health care saving account; and
•various voluntary supplemental insurance products.
Additionally, we provide our executives with more comprehensive physical examinations. Also, upon the hiring of a new executive, we may provide such executive with certain relocation benefits. Finally, each of our NEOs and certain other executives are eligible to participate in a non-qualified deferred compensation plan which permits the NEO to defer base salary and/or bonuses.
We believe these benefits are consistent with those offered by companies with which we compete for employees.
Clawback Policies
Management Incentive Plan
We have implemented a clawback policy under the MIP, which provides that if an employee engages in (i) certain conduct during a plan year which is injurious to the Company or its reputation, (ii) illegal acts, theft, fraud, intentional misconduct or gross negligence related to the employee’s position with the Company or (iii) fraud, gross negligence, or intentional or willful misconduct that contributes to the Company’s financial or operational results that are used to determine the extent to which any MIP award is payable being misstated

(regardless of whether we are required to prepare an accounting restatement) that is discovered during or within three years after the relevant plan year, the employee will forfeit his or her right to any MIP award for that plan year and will be required to return to us any amounts relating to previously paid MIP awards for such plan year. The plan administrator of the MIP is responsible for determining whether a recoverable event has occurred based on relevant facts and circumstances. The compensation recovery will be in addition to any other remedies available to the Company for any such behavior.
Equity Incentive Plans
The award agreements under the 2012 Plan and our 2009 Equity Incentive Plan provide that if we determine that a participant has materially violated any of the participant’s covenants regarding confidentiality, non-disclosure of confidential information and, during the applicable period of time following such participant’s termination of employment as specified in such award agreement, non-competition and non-solicitation of employees, then the following will result:
•any outstanding awards, whether vested or unvested, will immediately be terminated and forfeited for no consideration;
•if shares have already been distributed to the participant but the participant no longer holds some or all of such shares, the participant must repay us, in cash, an amount equal to the sum of (i) the total amount of any cash previously paid to the participant in respect of the award and (ii) the total amount of any value received by the participant upon any sale of the shares; and
•if shares have been distributed to the participant and the participant continues to hold some or all of the shares, the participant will transfer such shares to the company for no consideration.
Additionally, equity awards granted under the 2012 Plan after December 31, 2014 are subject to a revised clawback policy with terms that are substantially similar to the clawback policy in effect for cash-based incentive compensation under the MIP as described above.

Accounting and Tax Implications
As a general matter, the Human Resources and Compensation Committee always takes into account the various tax and accounting implications of compensation. When determining amounts of equity grants to executives and employees, the Human Resources and Compensation Committee also takes into consideration the accounting cost associated with the grants.
We account for stock-based compensation in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 Compensation - Stock Compensation, which requires us to recognize compensation expense for share based payments. The Human Resources and Compensation Committee considers FASB ASC Topic 718 in determining the amounts of long-term incentive grants to executives and employees, awarding both stock appreciation rights and restricted stock units.
Certain of our incentive compensation programs were intended to allow us to make awards to executive officers that are deductible under Section 162(m) of the Code, which provision otherwise sets limits on the tax deductibility of compensation paid to a company’s most highly compensated executive officers. Commencing with our fiscal 2018 year, the performance-based compensation exception to the deductibility limitations under Section 162(m) of the Code no longer applies (other than with respect to certain “grandfathered” performance-based awards granted prior to November 2, 2017) and the deduction limitation under Section 162(m) of the Code will generally apply to compensation paid to any of our then current or former named executive officers. The Human Resources and Compensation Committee may continue to seek ways to limit the impact of Section 162(m) of the Code. However, it believes that the tax deduction limitation should not compromise our ability to establish and implement compensation and incentive programs that support the compensation objectives discussed above. Accordingly, achieving these objectives and maintaining required flexibility in this regard is expected to result in compensation that is not deductible for federal income tax purposes.

MIP and LTIP Definitions and Reconciliation
The definitions for each of the financial performance goals for purposes of the 2019 MIP and LTIP awards, as applicable, are as follows:
"Adjusted EBITDA" is defined as net income (loss) attributable to Masonite adjusted to exclude depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. A reconciliation of Adjusted EBITDA to Net income (loss) attributable to Masonite is included on page 83 of our Annual Report on form 10-K for the fiscal year ended December 29, 2019.
"MIP Adjusted EBITDA" is defined as Adjusted EBITDA, as adjusted for any acquisitions or divestitures in the current year using the methodology established by the Human Resources and Compensation Committee, plus transaction costs (including fees and expenses) incurred related to acquisitions or divestitures, plus transaction costs (including fees and expenses) associated with debt or equity offerings, plus costs, expenses or adjustments related to non-budgeted Board initiatives undertaken in the current year, plus conversion costs for new retail business wins, plus or minus any changes to generally accepted accounting principles and other adjustments for unusual and nonrecurring events approved by the Human Resources and Compensation Committee or our Board, and plus or minus the impact of foreign exchange rate fluctuations versus plan.
"Price/Cost Improvement" is a ratio defined as the quotient of 2019 Material Cost of Sales divided by 2019 Net Revenue less the quotient of 2018 Material Cost of Sales divided by 2018 Net Revenue, multiplied by 10,000. Material cost of Sales includes third party material purchases, internally sourced material cost, inventory adjustments, and cost of quality.

“LTIP Adjusted EBITDA” is defined as Adjusted EBITDA for a fiscal year, as adjusted for any acquisitions or divestitures using the methodology established by the Human Resources and Compensation Committee, plus transaction costs (including fees and expenses) incurred related to acquisitions or divestitures, plus transaction costs (including fees and expenses) associated with debt or equity offerings, plus or minus any changes to generally accepted accounting principles, plus or minus other adjustments for unusual or nonrecurring events approved by the Human Resources and Compensation Committee or our Board, plus costs, expenses, or other adjustments related to items that are outside of the scope of the Company’s core, on-going business activities or not within the reasonable control of the Company’s management as approved by the Human Resources and Compensation Committee or our Board and plus or minus the impact of foreign exchange rate fluctuations versus plan.
“Net Revenue" is defined as net sales (as determined in accordance with generally accepted accounting principles), including net sales from any acquisitions or divestitures in the current year using the methodology established by the Human Resources and Compensation Committee, plus or minus any changes to generally accepted accounting principles and other adjustments for unusual and nonrecurring events approved by the Human Resources and Compensation Committee or our Board, and plus or minus the impact of foreign exchange rate fluctuations versus plan.

Summary Compensation Table
The following table summarizes the total compensation paid to or earned by each of our named executive officers for services provided to us during the fiscal years ended December 29, 2019 ("2019), December 30, 2018 ("2018"), and December 31, 2017 (“2017”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Award ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Howard C. Heckes President and Chief Executive Officer(7)	2019	474,039	291,938	499,988	499,994	842,547	97,561	2,706,067

Frederick J. Lynch Former President and Chief Executive Officer	2019	500,295	114,488	-	-	679,601	15,528	1,309,912
	2018	947,116	-	2,393,950	598,486	151,858	15,682	4,107,092
	2017	935,000	-	2,243,943	560,987	417,197	15,432	4,172,559

Russell T. Tiejema Executive Vice President and Chief Financial Officer	2019	467,116	82,250	757,538	126,894	488,236	15,796	1,937,830
	2018	452,115	-	491,400	122,845	44,272	15,485	1,126,117
	2017	432,308	-	439,901	109,997	119,504	14,577	1,116,287

James A. "Tony" Hair, President, Global Residential	2019	512,116	96,563	1,270,484	139,045	573,195	15,932	2,607,335
	2018	500,000	-	539,955	134,990	52,125	15,682	1,242,752
	2017	480,769	-	499,961	124,996	135,800	15,352	1,256,878

Randal A. White, Senior Vice President, Global Operations and Supply Chain(8)	2019	412,115	62,250	1,081,894	82,987	369,516	17,387	2,026,149
	2018	400,000	250,000	319,930	79,984	33,360	63,178	1,146,452
	2017	100,000	55,000	249,940	-	-	228	405,168

Robert A. Paxton, Senior Vice President, Human Resources(9)	2019	385,500	58,200	810,284	77,592	345,476	15,163	1,692,215
	2018	310,096	275,000	774,895	74,992	31,275	81,276	1,547,534

(1) Amounts shown in this column for 2019 salary for Messrs. Lynch and Heckes show prorated annual salaries. The amounts shown for Messrs. Tiejema, Hair, White, and Paxton reflect their salary increases which were effective as of March 4, 2019, as disclosed under the heading above entitled "Compensation Discussion and Analysis - Elements of Our Executives Compensation Program - Base Salary."
(2) For 2019, amounts in this column include a signing bonus of $150,000 Mr. Heckes received in 2019 and the MIP Adder portion of each of Messrs. Heckes, Lynch, Tiejema, Paxton, Hair and White's annual bonus with respect to 2019, which MIP Adder portion is payable in the discretion of the Human Resources and Compensation Committee of the Board. Mr. Paxton and Mr. White received signing cash bonuses of $275,000 and $250,000, respectively in 2018. The amount for 2017 for Mr. White represents the guaranteed portion of his annual cash bonus under the MIP for 2017.
(3) Amounts in this column reflect the aggregate grant date fair value of restricted stock units granted during the applicable fiscal year in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of restricted stock units granted in 2019, please see Note 12 "Share Based Compensation" in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019. The amounts shown include the grant date fair value of performance-vesting restricted stock units granted in 2019, based on the probable outcome of the related performance conditions at target levels, calculated in accordance with FASB ASC Topic 718. Each grant of performance-vesting restricted stock units is subject to achievement of the applicable performance conditions as described in the heading above entitled "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards - February 2019 Annual Long-

Term Incentive Grant-Performance-Vesting Restricted Stock Units." The grant date fair value per unit of the performance-vesting restricted stock units are as follows: $57.52 for the annual long-term incentive grants made on February 25, 2019 to each of Messrs. Tiejema (5,515 units), Hair (6,043 units), White (3,607 units), and Paxton (3,372 units); the grant date fair value of each of the performance-vesting restricted stock units granted on February 25, 2019 based on the maximum level of performance is as follows: Mr. Tiejema, $634,446 (11,030 units); Mr. Hair, $695,187 (12,086 units); Mr. White, $414,949 (7,214 units) and Mr. Paxton, $387,915 (6,744 units); and the grant date fair value per unit of the time-vesting restricted stock units granted on February 25, 2019 is $57.52.
(4) Amounts in this column reflect the aggregate grant date fair value of SARs granted during the applicable fiscal year in accordance with FASB ASC Topic 718. For discussion of the assumptions made in the valuation of SARs granted in 2019, please see note 12 "Share Based Compensation" in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019. The grant date fair value per SAR of the SARs granted on February 25, 2019 is $15.8222. Mr. Heckes received a SAR grant on June 3, 2019 as part of his signing package. The grant date fair value of these SARs is $8.827.
(5) Amounts shown in this column represent an amount equal to the annual performance-based cash bonuses that were earned under the MIP during the specified year, less, in the case of the bonuses earned for 2019, the portion of the bonus represented by the MIP Adder, which portion is included in the Bonus column, and paid in the following year. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Annual Cash Incentive Bonus" for a description of the bonuses for fiscal year 2019.
(6) Amounts shown in this column for 2019 include company contributions to our 401(k) plan of $14,000 for each of Messrs. Lynch, Tiejema, Hair, White and Paxton and $9,808 for Mr. Heckes; taxable fringe benefits paid by us for group term life insurance of $892 for Mr. Heckes, $1,528 for Mr. Lynch, $1,796 for Mr. Tiejema, $1,932 for Mr. Hair, $1,023 for Mr. White, and $951 for Mr. Paxton; $84,000 housing allowance for Mr. Heckes; and moving expenses of $2,862 for Mr. Heckes, $2,364 for Mr. White, and $212 for Mr. Paxton.
(7) Mr. Heckes joined us on June 3, 2019.
(8) Mr. White joined us on September 25, 2017
(9) Mr. Paxton joined us on February 26, 2018.

Employment Agreements
On December 31, 2018, the Company entered into new employment agreements with each of Messrs. Lynch, Hair, Tiejema, White, and Paxton.  These employment agreements superseded and replaced the employment agreements between the Company and each of Messrs. Lynch, Hair, Tiejema, White and Paxton, the terms of which expired on that date, and the employment offer letters between the Company and Messrs. White and Paxton, respectively. The employment agreements provide for a term that commences on December 31, 2018 and expires on December 31, 2021, unless earlier terminated. On June 3, 2019 the Company entered into an employment agreement with Mr. Heckes for a term that commences on June 3, 2019 and expires on December 31, 2021, unless earlier terminated.
Frederick J. Lynch
Pursuant to his employment agreement, Mr. Lynch served as our President and Chief Executive Officer until his retirement on June 3, 2019 when his employment agreement expired due to his retirement from the Company. Mr. Lynch’s base salary was $950,000 in 2019 and he was eligible to earn a prorated annual bonus targeted at 115% of his base salary, subject to the achievement of applicable performance goals.
Howard C. Heckes
Pursuant to his employment agreement, Mr. Heckes continues to serve as as our President and Chief Executive Officer. Mr Heckes' base salary was $850,000 in 2019 and he is eligible to receive a prorated annual bonus targeted at 115% of his base salary, subject to the achievement of applicable performance goals.
Russell T. Tiejema
Pursuant to his employment agreement, Mr. Tiejema continues to serve as our Executive Vice President and Chief Financial Officer. Mr. Tiejema’s base salary was increased from $455,000 to $470,000 in 2019 and he is eligible to earn an annual bonus targeted at 75% of his base salary in 2020 (increased from his 2019 target of 70%), subject to the achievement of applicable performance goals.

James A. “Tony” Hair
Pursuant to his employment agreement, Mr. Hair continues to serve as our President, Global Residential. Mr. Hair’s base salary was increased from $500,000 to $515,000 in 2019 and he is eligible to earn an annual bonus targeted at 75% of his base salary, subject to the achievement of applicable performance goals.
Randal A. White
Pursuant to his employment agreement, Mr. White continues to serve as our Senior Vice President, Global Operations and Supply Chain. Mr. White's base salary was increased from $400,000 to $415,000 in 2019 and he is eligible to earn an annual bonus targeted at 60% of his base salary, subject to the achievement of applicable performance goals.
Robert A. Paxton
Pursuant to his employment agreement, Mr. Paxton continues to serve as our Senior Vice President, Human Resources. Mr. Paxton's base salary was increased from $375,000 to $388,000 in 2019 and he is eligible to earn an annual bonus targeted at 60% of his base salary, subject to the achievement of applicable performance goals.
All of our NEOs are eligible to participate in our Deferred Compensation Plan (as discussed in greater detail below) and all of our employee benefit plans, including the 401(k) plan and are entitled to four weeks of vacation per year. In addition, all of our NEOs are subject to covenants, during the term of their employment and for a period of 24 months thereafter, not to (i) engage in any business that competes with us, (ii) solicit customers, or (iii) solicit or hire our employees.

Grants of Plan Based Awards for 2019

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Howard C. Heckes
Annual Cash Bonus		283,877	567,753	1,135,507	-	-	-
Time-Vesting RSUs	06/03/19	-	-	-	-	-	-
Time-Vesting SARs	06/03/19	-	-	-	-	-	-

Frederick J. Lynch
Annual Cash Bonus		228,976	457,952	915,904	-	-	-
Performance-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting SARs	02/25/19	-	-	-	-	-	-

Russell T. Tiejema
Annual Cash Bonus		164,500	329,000	658,000	-	-	-
Performance-Vesting RSUs	02/25/19	-	-	-	2,758	5,515	11,030
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting SARs	02/25/19	-	-	-	-	-	-

James A. “Tony” Hair
Annual Cash Bonus		193,125	386,250	772,500	-	-	-
Performance-Vesting RSUs	02/25/19	-	-	-	3,022	6,043	12,086
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting RSUs	05/24/19	-	-	-	-	-	-
Time-Vesting SARs	02/25/19	-	-	-	-	-	-

Randal A. White
Annual Cash Bonus		124,500	249,000	498,000	-	-	-
Performance-Vesting RSUs	02/25/19	-	-	-	1,804	3,607	7,214
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting SARs	02/25/19	-	-	-	-	-	-

Robert A. Paxton
Annual Cash Bonus		116,400	232,800	465,600	-	-	-
Performance-Vesting RSUs	02/25/19	-	-	-	1,686	3,372	6,744
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting RSUs	02/25/19	-	-	-	-	-	-
Time-Vesting SARs	02/25/19	-	-	-	-	-	-

Grants of Plan Based Awards 2019 (continued)

Named Executive Officer	All Other Stock Awards Number of Shares or Units (#)(3)	All Other Option Awards Number of Securities Underlying Options (#)(4)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Howard C. Heckes
Annual Cash Bonus	-	-	-	-
Time-Vesting RSUs	10,515	-	-	499,988
Time-Vesting SARs	-	56,645	57.06	499,994

Frederick J. Lynch
Annual Cash Bonus	-	-	-	-
Performance-Vesting RSUs	-	-	-	-
Time-Vesting RSUs	-	-	-	-
Time-Vesting SARs	-	-	-	-

Russell T. Tiejema
Annual Cash Bonus	-	-	-	-
Performance-Vesting RSUs	-	-	-	317,223
Time-Vesting RSUs	3,309	-	-	190,334
Time-Vesting RSUs	4,346	-	-	249,982
Time-Vesting SARs	-	8,020	57.52	126,894

James A. “Tony” Hair
Annual Cash Bonus	-	-	-	-
Performance-Vesting RSUs	-	-	-	347,593
Time-Vesting RSUs	3,626	-	-	208,568
Time-Vesting RSUs	14,092	-	-	714,323
Time-Vested SARs	-	8,788	57.52	139,045

Randal A. White
Annual Cash Bonus	-	-	-	-
Performance-Vesting RSUs	-	-	-	207,475
Time-Vesting RSUs	2,164	-	-	124,473
Time-Vesting RSUs	13,038	-	-	749,946
Time-Vesting SARs	-	5,245	57.52	82,987

Robert A. Paxton
Annual Cash Bonus	-	-	-	-
Performance-Vesting RSUs	-	-	-	193,957
Time-Vesting RSUs	2,023	-	-	116,363
Time-Vesting RSUs	8,692	-	-	499,964
Time-Vested SARs	-	4,904	57.52	77,592

(1) The amounts set forth in the "Threshold," "Target" and "Maximum" columns above indicate the threshold, target and maximum amounts for each of the NEOs under our 2019 MIP (determined without regard to any possible application of the MIP Adder). The actual payouts were approved by the Human Resources and Compensation Committee on February 25, 2020 and the portions of the payout that are net of the MIP Adder are included in the "Non-Equity Incentive Plan Compensation column" on the Summary Compensation Table. The amounts shown in the “Target” column reflect a bonus target of 115% of base salary for Messrs. Lynch and Heckes, 70% of base salary for Mr. Tiejema, 75% of base salary for Mr. Hair, and 60% of base salary for each of Messrs. White and Paxton. For a more complete description of the 2019 MIP, including discussion of the application of the MIP Adder and the actual payouts thereunder, see the heading above entitled “Compensation Discussion and Analysis-Elements of Our Executive Compensation Program - Annual Cash Incentive Bonus."
(2) With respect to the performance-vesting restricted stock units granted to each of Messrs. Tiejema, Hair, White and Paxton the amounts set forth in the "Threshold," "Target" and "Maximum" columns above correspond to the number of shares that would be earned by each such NEO upon achievement of the applicable 2021 Adjusted EBITDA Margin and Return on Assets performance measures at the specified threshold, target and maximum levels, respectively. Subject to achievement of the applicable performance measure, the performance-vesting restricted stock units are scheduled to vest on the third anniversary of the date of grant. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-February 2019 Annual Long-Term Incentive Grant-Performance-Vesting Restricted Stock Units" for a description of these performance-vesting restricted stock units and the applicable performance measures. These performance-vesting restricted stock units are subject to achievement of the applicable performance conditions as described in the heading above entitled "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-February 2019 Annual Long-Term Incentive Grant-Performance-Vesting Restricted Stock Units.
(3) The time-vesting restricted stock units granted on February 25, 2019 to Messrs. Tiejema, Hair, White and Paxton are scheduled to vest over 3 years, with 25% vesting on the first anniversary of the date of grant, 25% on the second anniversary and 50% on the third anniversary. On February 25, 2019, Messrs. Tiejema, White, and Paxton received retention grants of 4,346, 13,038, and 8,692 time-vesting restricted stock units, respectively, that are scheduled to vest over 3 years with 25% vesting on the first anniversary of the date of grant, 25% vesting on the second anniversary, and 50% vesting on the third anniversary. Mr. Hair received a retention grant of 14,092 time-vesting restricted stock units on May 24, 2019 that is scheduled to vest 100% on May 2, 2020. Mr. Heckes received a new hire grant of 10,515 time-vesting restricted stock units on June 3, 2019 that is scheduled to vest over three years, with 33% vesting on the first anniversary of the date of grant, 33% vesting on the second anniversary, and 34% vesting on the third anniversary.
(4) The time-vesting SARs granted on February 25, 2019 to Messrs. Tiejema, Hair, White and Paxton are scheduled to vest over 3 years, with 33% vesting on the first anniversary of the date of grant, 33% on the second anniversary and 34% on the third anniversary. The grants were issued with an exercise price of $57.52 per share Mr. Heckes received a new hire SAR grant on June 3, 2019 that is scheduled to vest over three years, with 33% vesting on the first anniversary of the date of grant, 33% on the second anniversary and 34% on the third anniversary. The grant was issued with an exercise price of $57.06 per share. Proceeds upon the exercise of the SARs will equal the market value of our stock at the time of exercise less the exercise price times the number of shares exercised.
(5) Amounts in this column reflect the grant date fair value of the restricted stock units and SARs granted to each NEO in 2019 in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in the valuation of such awards, please see Note 12 "Share Based Compensation Plans" in the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019. The amounts shown include the grant date fair value of performance-vesting restricted stock units granted in 2019, based on the probable outcome of the related performance conditions at target levels, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

	SARs
Name	Number of Securities Underlying Unexercised SARs (# Exercisable)	Number of Securities Underlying Unexercised SARs (# Unexercisable)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SARs (#)	SAR Exercise Price ($)	SAR Expiration Date
Howard C. Heckes	-	56,645	-	57.06	06/03/29

Frederick J. Lynch	72,000	-	-	32.68	08/06/23
	33,432	-	-	58.37	02/28/26
	16,344	8,421	-	77.00	02/27/27
	10,602	21,528	-	65.00	02/27/28

Russell T. Tiejema	5,959	-	-	58.37	02/28/26
	3,204	1,651	-	77.00	02/27/27
	2,176	4,419	-	65.00	02/27/28
		8,020	-	57.52	02/25/29

James A. "Tony" Hair	11,621	-	-	48.88	10/28/23
	4,767	-	-	58.37	02/28/26
	3,641	1,877	-	77.00	02/27/27
	2,391	4,856	-	65.00	02/27/28
	-	8,788		57.52	02/25/29

Randal A. White	1,417	2,877	-	65.00	02/27/28
	-	5,245	-	57.52	02/25/29

Robert A. Paxton	1,328	2,698	-	65.00	02/27/28
	-	4,904	-	57.52	02/25/29

(1) Represents the unvested portion of the number of SARs granted. SARs vest over a three-year period at 33% one year from grant date, 33% two years from grant date, and 34% three years from the grant date. For each grant of SARs, the grant date is the date that is 10 years prior to the SAR expiration date for such grant.

Outstanding Equity Awards at Fiscal Year-End (continued)

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)
Howard C. Heckes	10,515(2)	755,503	-	-

Frederick J. Lynch	-	-	-	-
	-	-	-	-
	-	-	-	-
	10,549(3)	757,946	-	-
	-	-	28,833(4)	-
	-	-	27,623(5)	1,984,713

Russell T. Tiejema	-	-	-	-
	-	-	-	-
	-	-	-	-
	10,853(7)	779,788	-	-
	-	-	3,571(4)	0
	-	-	4,725(5)	339,491
	-	-	5,515(6)	396,253

James A. "Tony" Hair	-	-	-	-
	-	-	-	-
	-	-	-	-
	-	-	-	-
	21,273(8)	1,528,465	-	-
	-	-	4,058(4)	0
	-	-	5,192(5)	373,045
	-	-	6,043(6)	434,190

Randal A. White	16,587(9)	1,191,776	-	-
	-	-	3,076(5)	221,011
	-	-	3,607(6)	259,163

Robert A. Paxton	15,601(10)	1,120,932	-	-
	-	-	2,884(5)	207,215
	-	-	3,372(6)	242,278

(2) Represents the unvested portion of 10,515 restricted stock units granted to Mr. Heckes on June 3, 2016, which vests 33% on June 3, 2020, 33% on June 3, 2021, and 34% on June 3, 2022.
(3) Represents the unvested portion in the aggregate of: (i) 7,285 restricted stock units granted to Mr. Lynch on February 27, 2017, which vests twenty-five percent (25%) on February 27, 2018, twenty-five percent (25%) on February 27, 2019, and fifty percent (50%) on February 27, 2020; and (ii) 9,207 restricted stock units granted to Mr. Lynch on February 27, 2018, which vests twenty-

five percent (25%) on February 27, 2019, twenty-five percent (25%) on February 27, 2020, and fifty percent (50%) on February 27, 2021.
(4) Represents the unvested performance-vesting restricted stock units granted in February 2017 none of which were earned based on the Company’s achievement of the applicable 2019 Adjusted EBITDA Margin and 2019 Return on Assets at the end of the 2019 fiscal year and which vested on February 27, 2020. On February 24, 2020, the Human Resources and Compensation Committee approved the Company’s performance results at 0% achievement of target results (which is the amount shown in this table). See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-2017 Performance-Vesting Restricted Stock Awards" for additional detail.
(5) Represents the unvested performance-vesting restricted stock units granted to each of Messrs. Lynch, Tiejema, Hair, White and Paxton in February 2018 which are scheduled to vest on February 27, 2021, subject to achievement of the applicable Adjusted EBITDA Margin and Return on Assets at the end of the 2020 fiscal year. Amounts shown represent the number of shares that would be earned by each of the NEOs upon achievement of the applicable 2020 Adjusted EBITDA Margin and Return on Assets performance measures at the target levels. The maximum number of shares that may be earned by each NEO are as follows: Mr. Lynch, 55,246; Mr. Tiejema, 9,450; Mr. Hair, 10,384; Mr. White, 6,152; and Mr. Paxton, 5,768.
(6) Represents the unvested performance-vesting restricted stock units granted to each of Messrs. Tiejema, Hair, White and Paxton in February 2019 which are scheduled to vest on February 25, 2022, subject to achievement of the applicable Adjusted EBITDA Margin and Return on Assets at the end of the 2021 fiscal year. Amounts shown represent the number of shares that would be earned by each of the NEOs upon achievement of the applicable 2021 Adjusted EBITDA Margin and Return on Assets performance measures at the target levels. The maximum number of shares that may be earned by each NEO are as follows: Mr. Tiejema, 11,030; Mr. Hair, 12,086; Mr. White, 7,214; and Mr. Paxton, 6,744. See "Compensation Discussion and Analysis-Elements of Our Executive Compensation Program-Long-Term Equity Incentive Awards-February 2019 Annual Long-Term Incentive Grant-Performance-Vesting Restricted Stock Units" for a description of the performance-vesting restricted stock units and the applicable performance measures.
(7) Represents the unvested portion in the aggregate of (i) 2,142 restricted stock units granted to Mr. Tiejema on February 27, 2017, which vests twenty-five percent (25%) on February 27, 2018, twenty-five percent (25%) on February 27, 2019, and fifty percent (50%) on February 27, 2020; (ii) 2,835 restricted stock units granted to Mr. Tiejema on February 27, 2018, which vests twenty-five percent (25%) on February 27, 2019, twenty-five percent (25%) on February 27, 2020, and fifty percent (50%) on February 27, 2021; (iii) 3,309 restricted stock units granted to Mr. Tiejema on February 25, 2019, which vests twenty-five percent (25%) on February 25, 2020, twenty-five percent (25%) on February 25, 2021, and fifty percent (50%) on February 25, 2022; and (iv) 4,346 restricted stock units granted to Mr. Tiejema on February 25, 2019, which vests twenty-five percent (25%) on February 25, 2020, twenty-five percent (25%) on February 25, 2021, and fifty percent (50%) on February 25, 2022.
(8) Represents the unvested portion in the aggregate of: (i) 2,435 restricted stock units granted to Mr. Hair on February 27, 2017, which vests twenty-five percent (25%) on February 27, 2018, twenty-five percent (25%) on February 27, 2019, and fifty percent (50%) on February 27, 2020; (ii) 3,115 restricted stock units granted to Mr. Hair on February 27, 2018, which vests twenty-five percent (25%) on February 27, 2019, twenty-five percent (25%) on February 27, 2020, and fifty percent (50%) on February 27, 2021; (iii) 3,626 restricted stock units granted to Mr. Hair on February 25, 2019, which vests twenty-five percent (25%) on February 25, 2020, twenty-five percent (25%) on February 25, 2021, and fifty percent (50%) on February 25, 2022; and (iv) 14,092 restricted stock units granted to Mr. Hair on May 24, 2019, which vests one hundred percent (100%) on May 2, 2020.
(9) Represents the unvested portion in the aggregate of (i) 1,846 restricted stock units granted to Mr. White on February 27, 2018, which vests twenty-five percent (25%) on February 27, 2019, twenty-five percent (25%) on February 27, 2020, and fifty percent (50%) on February 27, 2021; (ii) 2,164 restricted stock units granted to Mr. White on February 25, 2019, which vests twenty-five percent (25%) on February 25, 2020, twenty-five percent (25%) on February 25, 2021, and fifty percent (50%) on February 25, 2022; and (iii) 13,038 restricted stock units granted to Mr. White on February 25, 2019, which vests twenty-five percent (25%) on February 25, 2020, twenty-five percent (25%) on February 25, 2021, and fifty percent (50%) on February 25, 2022.
(10) Represents the unvested portion in the aggregate of (i) 7,175 restricted stock units granted to Mr. Paxton on February 26, 2018, which vests fifty percent (50%) on February 26, 2019, and fifty percent (50%) on February 26, 2020; and (ii) 1,730 restricted stock units granted to Mr. Paxton on February 27, 2018, which vests twenty-five percent (25%) on February 27, 2019, twenty-five percent (25%) on February 27, 2020, and fifty percent (50%) on February 27, 2021; (iii) 2,023 restricted stock units granted to Mr. Paxton on February 25, 2019, which vests twenty-five percent (25%) on February 25, 2020, twenty-five percent (25%) on February 25, 2021, and fifty percent (50%) on February 25, 2022; and (iv) 8,692 restricted stock units granted to Mr. Paxton on February 25, 2019, which vests twenty-five percent (25%) on February 25, 2020, twenty-five percent (25%) on February 25, 2021, and fifty percent (50%) on February 25, 2022.

SAR Exercises and Stock Vested for 2019
The following table provides information regarding the amounts received by our named executive officers upon the vesting of restricted stock units and the exercise of SARs during the year ended December 29, 2019.

	SARs AWARDS		STOCK AWARDS
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Howard C. Heckes	-	-	-	-
Frederick J. Lynch	106,512	7,088,628	28,678	1,592,668
Russell T. Tiejema	-	-	5,462	303,614
James A. "Tony" Hair	-	-	4,761	264,830
Randal A. White	-	-	2,345	134,527
Robert A. Paxton	-	-	4,019	226,162

(1) Value realized on exercise of SARs is calculated based on the difference between the per share price of our stock at the time of exercise and the exercise price of such SARs.
(2) Value realized on vesting of restricted stock units is calculated by multiplying the number of restricted stock units that vested by the per share price of our stock on the applicable vesting date.

Nonqualified Deferred Compensation for 2019
The following table provides information regarding contributions, earnings and balances for our named executive officers under our nonqualified deferred compensation plan.

Named Executive Officer	Executive Contributions in 2019 ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/ Distributions in 2019 ($)	Aggregate Balance at December 30, 2019 ($)
Frederick J. Lynch	0(1)	917,711(2)	374,353(3)	4,777,245(4)
Russell T. Tiejema	-	-	-	-
James A. "Tony" Hair	-	-	-	-
Randal A. White	-	-	-	-
Robert A. Paxton	-	-	-	-

(1) Represents the amounts that the NEO elected to defer in 2019 under the Deferred Compensation Plan. These represent compensation earned by the NEO in 2019 and are therefore also reported in the appropriate columns in the “Summary Compensation Table” for 2019 as described above.
(2) Represents the gross amounts withdrawn from the account of the NEO under the Deferred Compensation Plan.
(3) Represents the net amounts credited to the account of the NEO under the Deferred Compensation Plan as a result of the performance of the securities in which the account was invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings/losses, and thus are not reported in the “Summary Compensation Table” as described above.
(4) Represents the amount of the NEO's account balance under the Deferred Compensation Plan at the end of 2019. The amounts that were previously reported as compensation for each NEO in the Summary Compensation Table in previous years are as follows:

Named Executive Officer	Amounts Previously Reported ($)
Frederick J. Lynch	4,233,887
Russell T. Tiejema	-
Robert A. Paxton	-
James A. “Tony” Hair	-
Randal A. White	-

Deferred Compensation Plan
The Masonite International Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) is an unfunded non-qualified deferred compensation plan that permits certain key employees to defer a portion of their compensation to a future time. Eligible employees may elect to defer a portion of their base salary, bonus and/or restricted stock units and eligible directors may defer a portion of their director fees or restricted stock units under the Deferred Compensation Plan. All contributions to the plan on behalf of the participant are fully vested (other than restricted stock unit deferrals which remain subject to the vesting terms of the applicable equity incentive plan) and are placed into a grantor trust, commonly referred to as a "rabbi trust." Although we are permitted to make matching contributions under the terms of the Deferred Compensation Plan, we have not elected to do so. The Deferred Compensation Plan invests the base salary and bonus contributions in diversified securities from a selection of investments chosen by the participants who may periodically reallocate the assets in their respective accounts. Participants are entitled to receive the benefits in their accounts upon separation of service or upon a specified date, with benefits payable as a single lump sum or in annual installments. In the event of a change in control, each participant’s account will be distributed in the form of a single lump-sum payment on the second anniversary of the change in control, unless such participant elects, during the 12-month period beginning on the change in control, to receive a single lump-sum payment or installments commencing on either (i) any specified date that is at least 5 years after the second anniversary of the change in control or (ii) the seventh anniversary of the change in control.

Potential Payments on Termination or Change in Control
NEO Employment Agreements
The employment agreements entered into with each of our NEOs entitle them to receive the payments and benefits described below upon each termination and change in control event described below.
Termination without cause or for good reason, other than in connection with a change in control
If the employment of Messrs. Heckes, Hair, Tiejema, White or Paxton is terminated by us other than for cause or disability (as defined below), or if any such NEO resigns for good reason (as defined below), and such termination is not in connection with a change in control, he will be entitled to receive:
•a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he would have been paid if he had remained employed by us; and
•continued payment of base salary for 24 months if the date of termination is more than two years after the NEO became employed by the Company, and for 12 months if the date of termination is less than two years after the NEO became an employee of the Company; and
•continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to such NEO’s date of termination (i.e., at active employee rates).
Termination without cause or for good reason in connection with a change in control
In the event the employment of Messrs. Heckes, Hair, Tiejema, White or Paxton is terminated by us other than for cause or disability, or by such NEO for good reason, either during the two year period following a change in control or if such NEO’s employment is terminated at the request of a third party or otherwise arises in anticipation of a change in control, he or she will be entitled to receive:
•a lump sum payment of an amount equal to a pro-rata portion of the annual bonus, based on actual performance, that he would have been paid if he or she had remained employed by us; and

•a lump sum payment equal to two times the sum of base salary and the average amount of such NEO’s annual bonuses earned during the two calendar years immediately preceding the date of termination; and
•continued participation in our medical, dental and hospitalization coverage for 24 months on the same terms and conditions as immediately prior to such NEO’s date of termination (i.e., at active employee rates).
If any payments or benefits provided to Messrs. Heckes, Hair, Tiejema, White or Paxton in connection with a change in control are subject to excise taxes as a result of the application of Sections 280G and 4999 of the Internal Revenue Code, such payments and benefits will be reduced so that no excise tax is payable, but only if this reduction results in a more favorable after-tax position for such executive.
Termination upon expiration of the term
If the term of Messrs. Heckes, Hair, Tiejema, White, or Paxton's employment agreement expires without the Company offering to renew it on the same terms and conditions upon the expiration of the term, each such NEO will be entitled to receive:
•continued payment of base salary for 24 months; and
•continued participation in our medical, dental and hospitalization coverage for 12 months on the same terms and conditions as immediately prior to his or her date of termination (i.e., at active employee rates).
Release and Restrictive Covenants
All severance payments to our NEOs are subject to the execution and non-revocation of an effective release in our favor and the NEO’s continued compliance with the restrictive covenants set forth in his or her employment agreement.

Definitions
For purposes of all of the employment agreements:
"cause" is generally defined as:
•conviction of, or plea of no contest to a felony (other than in connection with a traffic violation);
•the NEO’s continued failure to substantially perform his or her material duties under the employment agreement;
•an act of fraud or gross or willful material misconduct;
•any act of workplace harassment which exposes the Company to risk of material civil or criminal legal damages and materially adversely affects the Company's business or reputation; or
•a material breach by the NEO of the restrictive covenants of the employment agreement.
"change in control" means:
•an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);
•an acquisition of more than 30% of our voting securities in one or a series of related transactions during any 12-month period (other than acquisition from or by us);
•certain changes in a majority of the board of directors;
•a merger or consolidation of the Company other than a merger or consolidation in which the Company is the surviving entity (other than a recapitalization in which no person or entity acquires more than 50% of our voting securities); or
•a sale or disposition of at least 40% of the total gross fair market value of our assets, other than a sale or disposition of all or substantially all of our assets to a person or entity that owns more than 50% of our voting securities.

"disability" is generally defined as the NEO being unable to perform his material duties under the employment agreement due to illness, physical or mental disability or other similar incapacity that continues for 180 consecutive days or 240 days in any 24-month period.
"good reason" is generally defined as:
•any material diminution or material adverse change to the applicable NEO’s title, duties or authorities;
•a reduction in the NEO’s base salary or target bonus, except for a base salary reduction of up to 10% as part of across-the-board reductions in base salary for all senior executives;
•a material adverse change in the applicable NEO’s reporting responsibilities or the assignment of duties substantially inconsistent with his or her position or status with the Company;
•a relocation of the NEO’s primary place of employment to a location more than 25 miles further from his or her primary residence than the current location of the Company’s offices;
•any material breach by the Company of the material provisions of the employment agreement or any other agreement with the Company or its affiliates;
•the failure of any successor of the Company to assume in writing the obligations under the employment agreement; or
•any material diminution in the aggregate value of employee benefits provided to the NEO on the effective date of the employment agreement; however, if such reduction occurs at any time other than within the 2 year period following a change in control, such NEO will not have good reason for across-the-board reductions in benefits applicable to all senior executives.
NEO Equity Award Agreements
The equity award agreements governing the outstanding restricted stock units and stock appreciation rights held by the NEOs provide for certain accelerated vesting of the underlying award, as summarized below:

Change in Control
For purposes of the 2012 Plan and the 2009 Plan and the applicable equity award agreements, a "change in control" generally has the same meaning as set forth in the employment agreements with the NEOs as described above.
With respect to all unvested restricted stock units and stock appreciation rights granted on or after July 2, 2013, if within 30 days prior or 24 months following the completion of a change in control or at any time prior to a change in control at the request of a prospective purchaser whose proposed purchase would constitute a change in control upon its completion, the participant’s employment is terminated either without "cause" or by the participant for "good reason" (each as defined above for the NEOs), any such awards will become fully vested on the date of such termination of employment.
Death or Disability
If a participant’s employment is terminated due to death or disability, all awards will become fully vested. With respect to any performance-based restricted stock units, the number of units subject to such accelerated vesting will be counted at target.
For purposes of the 2012 Plan and the 2009 Plan and the applicable equity award agreements, a "disability" generally means the inability of a participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Summary of Potential Payments upon Termination and/or Change of Control
The following table sets forth, for each of our NEOs the amount of the severance payments and benefits and the accelerated vesting of the restricted stock units and stock appreciation rights that the NEO would have been entitled to under the various termination and change in control events described above, assuming they had terminated employment on December 29, 2019.

Summary of Potential Payments upon Termination and/or Change of Control (continued)
		Cash Severance ($)	Pro-Rata Bonus ($)(1)	Health and Welfare Benefits ($)(2)	Accelerated Vesting of RSUs ($)(3)	Accelerated Vesting of SARs ($)(4)	Total ($)
Howard C. Heckes	Without Cause/For Good Reason Without a CIC	850,000(5)	842,547	707	-	-	1,693,254
	Without Cause/For Good Reason in connection with a CIC	1,271,274(6)	-	1,413	755,503	837,780	2,865,969
	Termination upon Expiration of the Employment Agreement	1,700,000(7)	-	707	-	-	1,700,707
	Death or Disability	-	-	-	755,503	837,780	1,593,282

Russell T. Tiejema	Without Cause/For Good Reason Without a CIC	940,000(5)	488,236	18,713	-	-	1,446,949
	Without Cause/For Good Reason in connection with a CIC	1,472,508(6)	-	37,425	1,772,108	145,197	3,427,239
	Termination upon Expiration of the Employment Agreement	940,000(7)	-	18,713	-	-	958,713
	Death or Disability	-	-	-	1,772,108	145,197	1,917,305

James A. "Tony" Hair	Without Cause/For Good Reason Without a CIC	1.030,000(5)	573,195	22,234	-	-	1,625,429
	Without Cause/For Good Reason in connection with a CIC	1,655,320(6)	-	44,469	2,627,267	159,196	4,486,252
	Termination upon Expiration of the Employment Agreement	1,030,000(7)	-	22,234	-	-	1,052,234
	Death or Disability	-	-	-	2,627,267	159,196	2,786,463

Randal A. White	Without Cause/For Good Reason Without a CIC	830,000(5)	369,516	20,019	-	-	1,219,535
	Without Cause/For Good Reason in connection with a CIC	1,232,876(6)	-	40,038	1,671,950	94,868	3,039,732
	Termination upon Expiration of the Employment Agreement	830,000(7)	-	20,019	-	-	850,019
	Death or Disability	-	-	-	1,671,950	94,868	1,766,818

Robert A. Paxton	Without Cause/For Good Reason Without a CIC	388,000(5)	345,476	20,019	-	-	753,495
	Without Cause/For Good Reason in connection with a CIC	576,376(6)	-	40,038	1,570,425	88,756	2,275,595
	Termination upon Expiration of the Employment Agreement	776,000(7)	-	20,019	-	-	796,019
	Death or Disability	-	-	-	1,570,425	88,756	1,659,181

(1) Represents the full annual cash performance bonus amount for 2019.
(2) Represents the value of continued health and welfare benefits at active employee rates, based upon the NEO’s benefit election as of January 1, 2020, for a period of 12 months upon a termination without cause or for good reason without a change in control or due to expiration of the employment agreement, or 24 months upon a termination without cause or for good reason with a change in control, as applicable.
(3) Amounts shown are calculated by aggregating the sums determined by multiplying, for each award, (x) the number of restricted stock units that receive accelerated vesting as a result of the applicable termination of employment, by (y) the closing stock price on December 27, 2019 of $71.85. The value of accelerated performance-vesting restricted stock units is calculated assuming that the applicable performance measures are achieved at the target levels.
(4) Amounts shown are calculated by aggregating the sums determined by multiplying, for each award, (x) the number of shares subject to SARs that receive accelerated vesting as a result of the applicable termination of employment, by (y) the difference between the closing price per share of our common stock on December 27, 2019 of $71.85, and the applicable exercise price of the SAR.
(5) Represents a cash severance amount equal to 24 months of base salary if the date of termination is more than two years after the NEO became employed by the Company (in the case of Messrs. Tiejema, Hair and White), or 12 months of base salary if the date of termination is less than two years after the NEO became and employee of the Company (in the case of Messrs. Heckes and Paxton).
(6) Represents a cash severance amount equal two times (2x) the sum of base salary and the average amount of the NEO’s annual cash performance bonuses, if any, earned during the two calendar years immediately preceding the calendar year in which the date of termination occurred (i.e., 2019 and 2018).
(7) Represents a cash severance amount equal to 24 months of base salary.

CEO PAY RATIO DISCLOSURE
As required by SEC rules, we are providing the following information about the ratio of our median employee’s annual total compensation to the total annual compensation of our principal executive officer (our “CEO pay ratio”). The purpose of this disclosure is to provide a measure of the equitability of pay within the organization. Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio we calculated may not be comparable to the CEO pay ratios presented by other companies. Our CEO pay ratio information is a reasonable good faith estimate calculated in a manner consistent with SEC rules.
During fiscal 2019, we hired a new CEO, Mr. Howard Heckes. For purposes of our pay ratio calculation, we used the total compensation for Mr. Heckes as reported in the 2019 Summary Compensation Table; however, since Mr. Heckes joined the Company in June 2019, we annualized his compensation as follows:
•we annualized his base salary to $850,000 (from the $474,039 reported in the Summary Compensation Table);
•we annualized his aggregate MIP bonus (including the MIP Adder) to $1,694,985 (from the $984,485 reported in the Summary Compensation Table);
•we annualized company contributions to his 401(k) plan to $14,000 (from the $9,808 reported in the Summary Compensation Table); and
•we annualized his employee benefit for group term life insurance to $1,932 (from the $892 reported in the Summary Compensation Table).
We did not annualize Mr. Heckes’ stock awards, as the full grant date fair value of those awards is already included in his fiscal year 2019 compensation under SEC rules. Similarly, we did not annualize Mr. Heckes’ housing allowance and moving expenses, as those were one-time benefits with the full amount already included in his fiscal year 2019 compensation.
In determining the median employee for our 2019 disclosure, we used a listing of our employees as of December 31, 2019. As of December 31, 2019, we had approximately 9,600 employees (excluding contract employees), including 5,627 U.S. employees and 4,038 non-U.S. employees. In identifying our median employee, as permitted under SEC rules, we excluded employees on leave of absence. Furthermore, in accordance with SEC rules, we excluded from our determination of the median employee, all employees from three countries, totaling in the aggregate 441 employees, representing approximately 4.6% of our total employee population globally. Employees from the following countries were excluded: Malaysia (278 employees), China (4 employees) and The Czech Republic (159 employees). After excluding employees in these countries, our employee population as of December 31, 2019 consisted of 9,224 employees (including 3,597 employees outside of the United States), from which our median employee was identified.
As permitted under SEC rules, to determine our median employee we used annual taxable compensation as derived from our tax and/or payroll records. We believe that taxable compensation encompasses all of the principal methods of compensation that we use for our employees and provides a reasonable estimate of annual compensation for our employees. Furthermore, in identifying our median employee, wages and salaries were annualized for employees who were not employed for the full 2019 fiscal year and who were not temporary or seasonal. We did not make a full-time equivalent adjustment for any employee.
We calculated the median employee’s total annual compensation in accordance with the Summary Compensation Table.
Below is the calculation of our CEO pay ratio:
Mr. Heckes’ 2019 Total Annualized Compensation $3,797,762
Masonite Median Employee 2019 Total Annual Compensation   $42,870
Ratio of Mr. Heckes’ Compensation to Median Employee Compensation 89:1
A significant majority of Mr. Heckes’ 2019 total compensation is attributable to a one-time signing bonus of $150,000, a housing allowance of $84,000, moving expenses of $2,862 and a one-time new hire equity award consisting of 10,515 time-vesting restricted stock units and 56,645 SARs to provide him with an incentive to join us and to facilitate his employment transition.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 2)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Shareholders are being asked to approve, in an advisory, non-binding vote, the compensation of our NEOs as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.
In considering their vote, we urge Shareholders to review the information on our compensation policies and decisions regarding the NEOs presented in the Compensation Discussion and Analysis on pages 31 to 73, as well as the discussion regarding the Human Resources and Compensation Committee on page 16.
This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding. Although this resolution is non-binding, the Board and the Human Resources and Compensation Committee value the opinions of our Shareholders and will review and consider the voting results when making future compensation decisions for our NEOs. We currently intend to hold this vote annually. The next such vote will be held at the Company’s 2021 annual general meeting.
We believe that our compensation components provide a reasonable balance of base compensation, cash incentive compensation and long-term equity-based incentive compensation that is closely aligned with the Company’s overall performance. The Company aims to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through cash and equity-based incentive compensation to achieve business objectives and create shareholder value. We believe that each of our compensation components is integral to attracting, retaining and rewarding qualified NEOs.
The text of the resolution in respect of Proposal no. 2 is as follows:
RESOLVED, that, the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)
In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our Shareholders are also entitled to vote, on an advisory basis, on whether the "say on pay" vote, as required by Section 14A of the Exchange Act (and as described above in Proposal 2), should occur every one, two, or three years. The vote on the frequency of the "say on pay" vote, just as with the "say on pay" vote itself, is advisory only, and it also is not binding on the Company or on our Board of Directors. Although the vote is non-binding, the Human Resources and Compensation Committee and the Board will carefully consider the outcome of the vote when determining the frequency of future shareholder advisory votes on executive compensation.
After careful consideration, the Board has determined that a "say on pay" vote that occurs every year is the most appropriate alternative for our company at this time. Therefore, the Board recommends that you vote for a one-year frequency for the "say on pay" vote - that is, that the "say on pay vote" be held "EVERY YEAR."
In formulating its recommendation, the Board considered that an annual "say on pay" vote will allow our Shareholders to provide us with their direct input on the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement each year. Since 2014, the Board has annually submitted to a vote of the Shareholders a non-binding proposal to approve the executive compensation of our named executive officers. We understand that our Shareholders may have different views as to what is the best approach for us, just as we recognize that the Board may in the future determine to recommend a different frequency cycle, and we look forward to hearing from our Shareholders as to their preferences on the frequency of future advisory votes on executive compensation.
Although the Board recommends a "say on pay" vote be held every year, you are free to vote one of four choices for this Proposal 3 on the proxy card: one year, two years, three years, or "abstain." The text of the resolution in respect of Proposal no. 3 is as follows:
RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold an advisory shareholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE OPTION OF "EVERY YEAR" AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN OUR PROXY STATEMENT.

AUDIT COMMITTEE REPORT
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in "Corporate Governance; Board and Committee Matters - Board Committees; Membership - Audit Committee" on page 15 of this Proxy Statement. Under the Audit Committee charter, management is responsible for the preparation, presentation and integrity of the Company’s financial statements, the application of accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. In addition, the independent registered public accounting firm is responsible for auditing and expressing an opinion on the Company’s internal controls over financial reporting.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with Ernst & Young LLP ("EY"), the Company’s independent registered public accounting firm. The Audit Committee also discussed with EY the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board ("PCAOB"). In addition, the Audit Committee received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 29, 2019 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board:
Jonathan F. Foster (Chair)
Peter R. Dachowski
Daphne E. Jones

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 4)
Our consolidated financial statements for the fiscal year ended December 29, 2019 have been audited by Ernst & Young LLP, our independent registered public accounting firm (“EY”). On the recommendation of the Audit Committee, the Board recommends the appointment of EY as the independent registered public accounting firm for the fiscal year ended January 3, 2021 and to authorize the Board to fix its remuneration for such term.
A representative of EY is expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.
Service Fees Paid to the Independent Registered Public Accounting Firm
EY began acting as our independent auditors with respect to the audit of our financial statements beginning with the 2017 fiscal year. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 29, 2019.
The fees charged by EY for professional services rendered in connection with all audit and non-audit related matters for the years ended December 29, 2019 and December 30, 2018 were as follows:

Type of Fees	2019 ($)	2018 ($)
Audit Fees	2,862,082	3,137,800
Audit-Related Fees	15,000	15,000
Tax Fees	510,662	264,719
All Other Fees	29,555	1,330
Totals	3,417,299	3,418,849

Independent Registered Public Accountants-Fee Information
Audit Fees
Fees for audit services in 2019 and in 2018 consisted of (a) audits of the Company’s annual consolidated financial statements, (b) reviews of the Company’s quarterly condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, (c) annual stand-alone statutory audits, (d) comfort letter procedures related to the Company’s issuance of debt, and (e) procedures associated with new financial accounting standards.
Audit-Related Fees
Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under "Audit Fees" above. In 2018 and 2019, audit-related fees were related to audit procedures performed over the Company’s Ireland pension scheme.
Tax Fees
Tax services in 2019 and 2018 consisted of professional services rendered by EY for international transfer pricing analysis and documentation tax planning, and various VAT, US sales and use tax and international customs matters. In 2019, tax services also were related to income tax compliance.
All Other Fees
Other fees in 2019 and 2018 included the Company’s use of EY’s online research tool. In 2019, other services related to permitted risk assessment advisory services
The Audit Committee considered whether EY’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to EY’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
Consistent with the SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for appointing, setting compensation for and reviewing the performance of the independent auditors. In exercising this responsibility, the Audit Committee has established pre-approval policies with respect to audit and permissible non-audit services to be provided by the independent auditors and the related fees. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve permissible non-audit services and fees. Any action taken in this regard is reported to the Audit Committee at the next scheduled Audit Committee meeting.
The Board requests that Shareholders approve the appointment of EY and authorize the Board to fix EY’s remuneration for such term. This appointment will be dependent on no other independent registered public accounting firm being put forward at the meeting and receiving more "FOR" votes than EY. If the approval of this appointment (or the appointment of an alternate registered public accounting firm) does not occur, then the BCBCA provides that the current auditors, EY, will continue to act for the Company until such time as the Shareholders approve successor auditors.
THE BOARD RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS TO SERVE UNTIL THE NEXT ANNUAL GENERAL MEETING OF THE COMPANY AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO FIX THE AUDITOR’S REMUNERATION.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING
It is currently contemplated that our 2021 annual meeting of Shareholders will take place on May 13, 2021. In accordance with the rules established by the SEC, any Shareholder proposal submitted pursuant to Rule 14a-8 to be included in the Proxy Statement and form of proxy for that meeting must be received by us by November 25, 2020. In order for your proposal to be included in the Proxy Statement and form of proxy, the proposal must comply with the requirements established by the SEC, the BCBCA and our Current Articles. If you would like to submit a Shareholder proposal to be included in our proxy materials, you should send your proposal to our Corporate Secretary at the Company’s principal executive office located at 2771 Rutherford Road, Concord, Ontario, Canada L4K 2N6.
Our Articles require the timely notice of certain information to be provided by any Shareholder who proposes director nominations for consideration at a Shareholders’ meeting. Failure to deliver a proposal in accordance with these requirements may result in it not being deemed timely received. To be timely, notice of a director nomination must be received by our Corporate Secretary at the registered office or the principal executive office of the Company no less than 30 days nor more than 65 days before the date of the 2021 annual general meeting, subject to certain exceptions as described in the Articles. As such, assuming the 2021 annual general meeting is held on May 13, 2021, any such director nominations submitted for consideration at such meeting must be received no earlier than March 9, 2021 and no later than April 13, 2021 in order for it to be deemed timely received.
Pursuant to the BCBCA, a registered or beneficial Shareholder who holds no less than 1/100 of the issued Common Shares of the Company and provided those shares have a fair market value of no less than Cdn$2,000 (approximately US$1,449 as of March 16, 2020), may submit a proposal (other than a proposal to appoint a director as outlined above) for consideration at an annual general meeting of the Company (a "BCBCA Proposal"). In order to be valid, the proposal must meet several technical requirements, including a requirement that the proposal be for a valid purpose relating to the business and affairs of the Company, and that the form of proposal is delivered to the registered office of the Company no less than three months prior to the anniversary of the last annual general meeting of the Company. If a Shareholder submits a BCBCA Proposal for consideration at the 2021 annual general meeting outside the processes of Rule 14a-8 of the Exchange Act, and that submission occurs after the close of business on February 14, 2021, assuming the Meeting is held on May 14, 2020, then the Company would not need to include such proposal with the notice of meeting and other meeting materials for the 2021 annual general meeting and, in accordance with the BCBCA and the Articles of the Company, could prohibit that matter from being considered at that meeting.
OTHER BUSINESS
Management knows of no other matter that will come before the Meeting. However, if any further business properly comes before the Meeting or any adjournments or postponements of the Meeting, the persons named as proxies in the accompanying form of proxy will vote them in accordance with their discretion and judgment on such matters.
ANNUAL REPORT
We have provided each Shareholder whose proxy is being solicited hereby access to a copy of our Annual Report on Form 10-K filed with the SEC for the year ended December 29, 2019, without exhibits. Written requests for additional copies should be directed to: Masonite International Corporation, 201 North Franklin Street, Suite 300, Tampa, FL 33602 Attention: Corporate Secretary. Exhibits will be provided upon written request to the Corporate Secretary and payment of an appropriate processing fee.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements and notices with respect to two or more Shareholders sharing the same address by delivering a single Proxy Statement or a single notice addressed to those Shareholders. This process, which is commonly referred to as "householding", provides cost savings for companies. Some brokers household proxy materials, delivering a single Proxy Statement or notice to multiple Shareholders sharing an address unless contrary instructions have been received from the affected Shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You can also request prompt delivery of a paper copy of the Proxy Statement and annual report by contacting Masonite Investor Relations, by mail at One Tampa City Center, 201 North Franklin Street, Suite 300, Tampa, Florida 33602, by telephone at (813) 877-2726, or by email at investorrelations@masonite.com.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. We are an electronic filer, and the SEC maintains an Internet website at www.sec.gov that contains the reports and other information we file electronically.
Our website address is www.masonite.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. To access these filings, go to our website, www.masonite.com, and click on "Corporate", then "Investor Relations" and then "SEC Filings." The information provided on or accessible through our website is not part of this proxy statement.
By Order of the Board,
Robert E. Lewis
Senior Vice President,
General Counsel and Corporate Secretary

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

MASONITE INTERNATIONAL CORPORATION

May 14, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

21033300000000000000 1 051420

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, "FOR" PROPOSALS 2 AND 4 AND "1 YEAR" FOR PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

INSTRUCTIONS: **To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:** ●

Proposal	1 year	2 years	3 years	ABSTAIN
3. **TO VOTE**, on an advisory basis, on the frequency of a shareholder vote on executive compensation.	☐	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MASONITE INTERNATIONAL CORPORATION

Proxy for Annual General Meeting of Shareholders on May 14, 2020

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert E. Lewis, Russell T. Tiejema and Howard C. Heckes, and each of them, with full power of substitution and power to act alone, as proxies to vote all the Common Shares which the undersigned would be entitled to vote if personally present and acting at the Annual General Meeting of Shareholders of Masonite International Corporation, which will be held at the University Club of Tampa, 201 N. Franklin Street, Suite 3800, Tampa, FL, 33602 on May 14, 2020 at the hour of 9:00 a.m. (Eastern Time), and at any adjournments or postponements thereof, as indicated by the undersigned on the reverse side of this form. If this form is signed and returned and no specifications are indicated, the undersigned authorizes the proxies to vote as recommended by the Board of Directors. **In either case, if this form is signed and returned, the undersigned authorizes the proxies to vote in their discretion on any other matters that may be presented for a vote at the meeting and at any adjournments or postponements.**

(Continued and to be signed on the reverse side.)

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